Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197680

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to the securities has become effective under the Securities Act of 1933, as amended. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

P R O S P E C T U S    S U P P L E M E N T

(To Prospectus dated July 28, 2014)

Subject to Completion

Preliminary Prospectus Supplement dated August 8, 2016

$300,000,000

    % Senior Notes 2024

We are offering $300.0 million aggregate principal amount of our     % senior notes due 2024. The notes will mature on                 , 2024.

We will use the net proceeds of this offering to repay a portion of the outstanding borrowings under the U.S. Dollar portion of our senior secured revolving credit facility under our senior credit facilities, and to pay fees and expenses incurred in connection with therewith.

We will pay interest on the notes semi-annually in cash in arrears on                 and          of each year, beginning on                 , 2017.

The notes will be guaranteed by Graphic Packaging Holding Company, as well as by certain of our material domestic subsidiaries who have guaranteed our obligations in respect of our senior credit facilities, our existing 4.75% senior notes due 2021, which we refer to as our 2021 notes, and our existing 4.875% senior notes due 2022, which we refer to as our 2022 notes.

The notes and the guarantees will be general unsecured senior obligations and will rank equally with our and the guarantors’ senior unsecured obligations, including our 2021 notes and our 2022 notes. The notes and the guarantees will be effectively subordinated to all of our and the guarantors’ existing and future secured debt, including our senior credit facilities, to the extent of the assets securing that secured debt.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

At any time prior to                 , 2024, we may redeem the notes, in whole or in part, at any time at a redemption price equal to 100% of their principal amount plus a make-whole premium, together with accrued and unpaid interest, if any, to the redemption date. In addition, prior to                 , 2019, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds from certain equity offerings. At any time on or after                 , 2024, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption.

This investment involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement.

	Per Note		Total
Public offering price		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us		%	$

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will begin to accrue on                     , 2016 and must be paid by the purchaser if the notes are delivered after                     , 2016.

Neither the Securities and Exchange Commission, which we refer to as the “SEC”, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors on or about                     , 2016 only in book-entry form through the facilities of The Depositary Trust Company.

Joint Book-Running Managers

BofA Merrill Lynch
J.P. Morgan
Rabo Securities
SunTrust Robinson Humphrey
Citigroup
TD Securities
Wells Fargo Securities

Co-Managers

Fifth Third Securities
Goldman, Sachs & Co.
MUFG
PNC Capital Markets LLC
Regions Securities LLC
SMBC Nikko
BBVA

The date of this prospectus supplement is August [●], 2016.

Prospectus Supplement

Prospectus

In this prospectus supplement, “we,” “our,” “us,” “GPII,” “Graphic Packaging” and the “Company” means Graphic Packaging International, Inc., the issuer of the notes offered hereby, and its other subsidiaries. “GPHC” refers to Graphic Packaging Holding Company, the publicly-traded parent of GPII and a guarantor of the notes.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus before deciding to invest in the notes offered hereby.

S-i

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. You should also read and consider the additional information under the caption “Where You Can Find More Information” in this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the SEC. Neither we nor the underwriters have authorized any other person to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The underwriters are offering to sell, and are seeking offers to buy, the notes offered hereby only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes offered hereby in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes offered hereby and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

The statements we have made in this prospectus supplement or in documents incorporated by reference herein which are not historical facts are “forward-looking statements.” These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and its present expectations.

The discussions in our “Risk Factors” section of this prospectus supplement and the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which we refer to as our 2015 10-K, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016, highlight some of the more important risks identified by our management, but should not be assumed to be the only factors that could affect future performance. Other factors that could cause the actual results of our operations or our financial condition to differ from those expressed or implied in these forward-looking statements include, but are not limited to, inflation of and volatility in raw material and energy costs, changes in consumer buying habits and product preferences, competition with other paperboard manufacturers and product substitution, the Company’s ability to implement its business strategies, including strategic acquisitions, productivity initiatives and cost reduction plans, the Company’s debt level, currency movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including those that could impact the Company’s ability to utilize its net operating losses to offset taxable income and those that impact the Company’s ability to protect and use its intellectual property, and other factors described in our filings with the SEC.

Except to the extent required by the federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The

S-ii

foregoing review of factors should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures. Certain risk factors are detailed from time to time in our various public filings. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the SEC.

You can identify forward-looking statements by the fact that they do not relate strictly to historic or current facts. Forward-looking statements use terms such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “preliminary,” “will,” “should,” “seeks,” “pro forma” or similar expressions in connection with any disclosure of future operating or financial performance. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results of operations, financial condition, levels of activity, performance or achievements to be materially different from any future results of operations, financial condition, levels of activity, performance or achievements expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements.

INDUSTRY AND MARKET DATA

This prospectus supplement includes industry data and statistics that we obtained from periodic industry publications, including Resource Information System Inc. and Paperboard Packaging Council, as well as our internal estimates. We believe data regarding the paperboard packaging industry and our market position and market share within the industry are inherently imprecise, but generally indicate size and position and market share within the industry. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe that the information provided by these third parties is generally accurate, we have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding any industry data presented herein, our estimates, in particular as they relate to our general expectations concerning the paperboard packaging industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus supplement and our 2015 10-K.

S-iii

SUMMARY

This summary highlights information about this prospectus supplement and may not contain all of the information that may be important to you. You should read the following summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the financial statements and related notes thereto and other information included in or incorporated by reference in this prospectus supplement.

Overview

We are committed to providing consumer packaging that makes a world of difference. We are a leading provider of paper-based packaging solutions to food, beverage and other consumer products companies. The Company operates on a global basis, is one of the largest U.S. producers of folding cartons and holds leading market positions in coated unbleached kraft paperboard (“CUK”) and coated-recycled paperboard (“CRB”).

Our customers include many of the world’s most widely recognized companies and brands with prominent market positions in beverage, food and other consumer products. We strive to provide our customers with packaging solutions designed to deliver marketing and performance benefits at a competitive cost by capitalizing on our low-cost paperboard mills and converting plants, proprietary carton and packaging designs and our commitment to quality and service.

Our consolidated net sales were $4,160.2 million for the year ended December 31, 2015 and $2,137.2 million for the six months ended June 30, 2016.

Paperboard Packaging

Our paperboard packaging products deliver brand, marketing and performance benefits at a competitive cost. We supply paperboard cartons and carriers designed to protect and contain products while providing:

●	convenience through ease of carrying, storage, delivery, dispensing of product and food preparation for consumers;

●	a smooth surface printed with high-resolution, multi-color, graphic images that help improve brand awareness and visibility of products on store shelves; and

●	durability, stiffness, wet and dry tear strength; leak, abrasion and heat resistance; barrier protection from moisture, oxygen, oils and greases; and enhanced microwave heating performance.

We provide a wide range of paperboard packaging solutions for the following end-use markets:

●	beverage, including beer, soft drinks, energy drinks, teas, water and juices;

●	food, including cereal, desserts, frozen, refrigerated and microwavable foods, and pet foods;

●	prepared foods, including snacks, quick-serve foods for restaurants and food service products; and

●	household products, including dishwasher and laundry detergents, health care and beauty aids, and tissues and papers.

We make most of our packaging products from CUK and CRB that we produce at our mills. The remaining portion of our packaging products are produced from paperboard, primarily solid bleached sulfate, purchased from external sources. The paperboard is processed in our facilities that print, cut, fold and glue (“convert”) the paperboard into folding cartons. We operate an integrated, global network of over 40 converting facilities supported by seven mills (five CRB mills and two CUK mills). Approximately 83% of mill production of coated paperboard is internally converted into folding cartons that we sell to our customers. We believe that our high level of vertical integration gives us significant cost advantages over our non-integrated competitors. As a result we have one of the lowest cost operations in North America and believe we can continue to lower our costs through our continuous improvement initiatives.

We believe that we are one of the largest U.S. producers of folding cartons; we are the largest of four worldwide producers of CUK and we are the largest domestic producer of CRB. Our scale is the result of our acquisitive history. We acquired Colorpak Limited, a leading folding carton supplier with operations in Australia and New Zealand, in April 2016. Earlier in 2016 in North America, we acquired the assets of Metro Packaging & Imaging, Inc., Walter G. Anderson, Inc., and Mexico-based G-Box, S.A. de C.V. In 2015, we acquired the assets of Carded Graphics, LLC and certain assets of Cascades Norampac Division, along with Rose City Printing and Packaging, Inc. In December 2012, we completed the acquisitions of two European packaging companies, Contego Packaging Holding, Limited and A&R Carton Holding B.V., which created one of Europe’s largest folding carton businesses when combined with our existing European packaging business, and we further expanded this business with the acquisition of the U.K.-based Benson Group in May 2014.

For many of our beverage customers, in addition to producing folding cartons, we also design and manufacture specialized, proprietary packaging machines that package bottles and cans. We also provide this, to a lesser extent, for non-beverage consumer products. We install our packaging machines at customer plants and provide support, service and advanced performance monitoring of the machines. We believe that the use of such machines creates “pull-through” demand for our cartons, which in turn creates demand for our paperboard products. We continually seek to increase our customers’ use of our integrated packaging solutions in order to improve revenue opportunities, enhance customer relationships, provide customers with greater packaging line and supply chain efficiencies and overall cash benefits, and expand opportunities for us to provide value-added support and service. We enter into annual or multi-year carton supply contracts with customers, which generally require the customer to purchase a fixed portion of its carton requirements from us.

Our cartons use diverse structural designs and combinations of paperboard, films, foils, metallization, holographics, embossing and other characteristics that are tailored to the needs of individual customers. Our research and development staff works directly with our sales and marketing personnel to understand long-term consumer and retailer trends and create new packaging solutions. These innovative packaging solutions across our growth platforms provide our businesses and customers with differentiated packaging solutions which help us secure new business.

Competitive Strengths

We believe our principal strengths include the following:

●

Strong Market Positions in Attractive Product Categories.     We are a leading provider of paperboard packaging solutions, with significant scale, a broad range of product offerings and innovative, value added technological capabilities. We are one of the largest suppliers of folding cartons with approximately 32% market share in the U.S., and we are the largest producer of CUK and CRB with estimated 55% and 36% market shares, respectively, in North America. Our business is concentrated around the fastest growing markets in the folding carton industry, such as craft beer, microwaveable foods and strength products, where we are focused on increasing market share.

●

Diverse Global Customers in Stable, Growing Markets.     We sell our paperboard products to leading global companies in the beverage, food and other consumer products industries. We have long-term relationships with major companies, including General Mills, Inc., MillerCoors LLC, Kellogg Company, PepsiCo, Inc., Kraft Heinz Company, Anheuser-Busch, Inc., Nestlé USA, Inc., The Coca-Cola Company, HAVI Global Solutions LLC, and Kimberly-Clark Corporation. The

food and beverage sectors tend to be more stable than other sectors and as a result we have more consistent revenues and generate steady cash flows. We also have a growing presence in Mexico, China, Canada and Europe, where we are able to follow our customers as they expand into new geographic areas. During 2015, no one customer represented more than 10% of our net sales.

●

Established Innovator of Packaging Products.     We have been a leader in paperboard packaging innovations including the Fridge Vendor® and Tite-Pak® for beverage products. We hold over 1,900 U.S. and foreign patents, with more than 700 U.S. and foreign patent applications currently pending. We believe there are attractive growth opportunities in our markets from developing innovative products for our customers that support their growth and cost reduction goals.

●

Leader in Sustainability.    Our customers’ desire to use more sustainable packaging presents a very attractive opportunity for us. We continue to see substitution of our solid fiber cartons and paper products for corrugated boxes and plastic products. We are well-positioned to capitalize on this trend as our CRB substrates are made from recycled materials. Our CUK substrates are made primarily from plantation-grown pine trees and recycled paperboard. We also have been working with our customers to develop new products that remove excess packaging materials from their supply chains, and thus provide savings for them. We have also improved the efficiency of our operations by reducing our carbon footprint and the amount of water we use to produce our products, all while increasing our paperboard production. We continue to focus on initiatives to reduce our environmental footprint at our various facilities.

●

Strong Operational Performance.    We operate one of the lowest cost networks of mills and converting plants in North America. We have programs in place that are designed to further reduce costs, improve productivity and increase profitability, including Six Sigma, Lean Sigma and Reliability Centered Maintenance principles. During 2015, we achieved over $70 million in performance improvements as compared to 2014 as a result of our continuous improvement programs and manufacturing initiatives.

●

Attractive Free Cash Flow Generation.    We are focused on optimizing our operations to maximize free cash flow. Our business model allows us to generate significant operating cash flow due to our strong operating margins and disciplined capital expenditures and working capital requirements. In addition, as of December 31, 2015, we had approximately $470 million of net operating losses potentially available to offset future income taxes. In the three most recently completed fiscal years, we generated approximately $1.6 billion of net cash from operating activities. On February 4, 2015, GPHC’s board of directors authorized a share repurchase program to allow management to purchase up to $250 million of GPHC’s issued and outstanding shares of common stock through open market transactions, privately negotiated transactions and Rule 10b5-1 plans. In addition, during 2015 the board of directors declared a regular quarterly dividend of $0.05 per common share. During 2015, GPHC funded approximately $63 million and $49 million in share repurchases and dividends, under each of these programs respectively. We have decreased our net debt to Adjusted EBITDA ratio from 3.28x at the end of 2013 to 2.44x at the end of 2015. See “—Summary Financial and Other Information” for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

●

Experienced Management Team and Track Record of Successful Acquisition Integration.     Our senior management team has over 115 years of combined experience in the paper and packaging industry. Our President and Chief Executive Officer, Michael Doss, has held various executive positions at Graphic Packaging and our predecessors for more than twenty-five years. Additionally, the Company has a long-standing record of successfully managing business combinations, including the integration of Riverwood International Corporation and Graphic Packaging Corporation in 2003, Graphic Packaging and Altivity Packaging, LLC, or Altivity, in 2008, and the acquisitions of Sierra Pacific Packaging, Inc., Delta Natural Kraft, LLC and Mid-America

Packaging, LLC in 2011, Contego Packaging Holding, Limited and A&R Carton Holding B.V. in 2012, the U.K.-based Benson Group in 2014, the assets of Carded Graphics, LLC and certain assets of Cascades Norampac Division, along with Rose City Printing and Packaging, Inc. in 2015, and Metro Packaging & Imaging, Inc., Walter G. Anderson, Inc., Colorpak, and G-Box, S.A. de C.V., in 2016. Our senior management team is continually seeking to improve profitability, growth and cash flow generation.

Our Strategy

As a leading provider of paperboard, we believe that the global packaging market presents significant growth opportunities. We believe that we can continue to enhance our success by implementing the following business strategies:

●

Expand Market Share in Current Markets and Identify and Penetrate New Markets.    We are focused on identifying new target markets such as energy drinks, one of the fastest-growing categories in the beverage industry, and new distribution channels such as warehouse clubs, one of the fastest-growing markets in the retail industry. We will also continue to grow in international markets through our acquisitions and as our customers expand abroad.

●

Continue to Develop and Market Innovative Products and Applications.    We will continue to focus on new packaging solutions that differentiate our products and provide opportunities for additional revenue growth and attractive margins. Our development efforts include, but are not limited to, packaging that extends the shelf life of customers’ products, optimizing production costs, reducing raw materials used in products, enhancing the heat-managing characteristics of food packaging and refining packaging appearance through new printing techniques and materials.

●

Continue to Reduce Costs by Focusing on Operational Improvements.    We remain diligent with our day-to-day cost saving initiatives by instilling a culture of continuous improvement throughout our organization. We believe we can continue to improve our operations through our Six Sigma, Lean Sigma and Reliability Centered Maintenance initiatives. Going forward, we are focused on driving further cost reductions through disciplined, high payback investments.

●	Diligently Manage Our Pricing/Cost Spread. We will continue our efforts to mitigate our exposure to volatility in key input costs including energy, secondary fiber and chemicals.

●

Enhance Growth with Strategic Acquisitions.    In addition to our primary organic growth strategy, we plan to continue to consider disciplined investments, including joint ventures and strategic acquisitions to supplement our growth objectives. We intend to focus on accretive investments that leverage our core strengths and enhance our current products, end markets, geography and customer mix.

●

Return Capital to Stockholders.    In addition to the strategy of investing capital back into our business, during 2015, GPHC began to return capital to its stockholders through an authorized share repurchase program and regular quarterly dividends, which have been declared and paid at $0.05 per quarter in 2016. Going forward, GPHC will continue to balance its three key strategic priorities of investing in our core business, making strategic acquisitions and returning capital to stockholders.

Corporate History and Information

We began producing paperboard packaging in 1923 and were the first company in the U.S. to produce sheet kraft paper and linerboard. Since that time, we have pioneered a number of paperboard and packaging innovations, first as Brown Paper Mill Company, then as Olin Mathieson Chemical, Manville Forest Products and finally Riverwood International Corporation. In 2003, Riverwood International Corporation merged with Graphic Packaging Corporation to form Graphic Packaging International, Inc., which was the successor to the packaging and label business formed by the Coors Brewing Company in the 1970s.

On March 10, 2008, the businesses of Graphic Packaging and Altivity merged and a new publicly traded parent company, Graphic Packaging Holding Company, was formed. Altivity was the largest privately-held producer of folding cartons and a market leader in all of its major businesses, including coated recycled boxboard, multi-wall bag and specialty packaging. The combination of Graphic Packaging and Altivity brought together two of the most innovative, value-added paperboard packaging companies in the global packaging market with expanded product offerings, market reach and technology capabilities. Since 2008, we have continued to expand our capabilities and geographic footprint through several smaller acquisitions and joint ventures.

Our executive offices are located at 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, and our telephone number at that location is (770) 240-7200. Our website address is www.graphicpkg.com. The information on our website is not a part of this prospectus supplement and not incorporated herein by reference.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Graphic Packaging International, Inc.

Guarantors	Graphic Packaging Holding Company and certain of our material domestic subsidiaries who have guaranteed our obligations in respect of our senior credit facilities, our 2021 notes and our 2022 notes.

Notes Offered	$300.0 million aggregate principal amount of our % senior notes due 2024.

Offering Price	%.

Maturity Date	, 2024.

Interest	Interest on the notes will be payable semi-annually in cash on and each year, commencing , 2017. Interest will accrue from , 2016.

Optional Redemption	At any time prior to , 2024, we may redeem the notes, in whole or in part, at any time at a redemption price equal to 100% of their principal amount plus a make-whole premium described in “Description of the Notes—Optional Redemption,” together with accrued and unpaid interest, if any, to the redemption date.

In addition, prior to , 2019, we may redeem up to 35% of the aggregate principal amount of outstanding notes with the proceeds from sales of certain kinds of our capital stock at a redemption price equal to % of their principal, plus accrued interest, if any, to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued under the indenture (including any additional notes) remains outstanding. See “Description of the Notes—Optional Redemption.”

At any time on or after , 2024, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control	In the event of a change of control under the terms of the indenture, each holder of the notes will have the right to require us to purchase such holder’s notes at a price of 101% of their principal amount plus accrued interest, if any, to the date of purchase. See “Description of the Notes—Change of Control.”

Ranking	The notes will be our general unsecured obligations and will rank:

●

equal in right of payment to all of our existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes, including our 2021 notes and our 2022 notes;

●	senior in right of payment to any future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

●

effectively subordinated to all of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations, including our senior credit facilities; and

●	structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries that do not guarantee the notes.

The note guarantee of each guarantor will be a general unsecured senior obligation of that guarantor and will rank:

●

equal in right of payment to all existing and future unsecured indebtedness and other obligations of that guarantor that are not, by their terms, expressly subordinated in right of payment to the note guarantee, including our 2021 notes and our 2022 notes;

●	senior in right of payment to any future indebtedness and other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to the note guarantee; and

●

effectively subordinated to all secured indebtedness and other secured obligations of that guarantor to the extent of the value of the assets securing such indebtedness and other obligations, including our senior credit facilities.

As of June 30, 2016, after giving effect to this offering and the use of proceeds therefrom to repay a portion of our senior secured revolving credit facility under our senior credit facilities, we had consolidated total indebtedness of approximately $2.3 billion, of which approximately $1.3 billion was secured and therefore effectively senior to the notes, and of which approximately $685 million ranked equally in right of payment with the notes. As of June 30, 2016, our non-guarantor subsidiaries had liabilities of approximately $340.5 million, all of which would be structurally senior to the notes. See “Capitalization”.

As of June 30, 2016, we had additional available borrowings under the senior secured revolving credit facility of our senior credit facilities of up to $793.3 million, all of which would be secured. We also have additional available borrowings of up to $12.6 million under other credit facilities used to fund our international subsidiaries, of which approximately $12.6 million would be structurally senior to the notes.

Certain Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability and the ability of our subsidiaries to:

●	create liens; and

●	merge or consolidate.

These covenants will be subject to important exceptions and qualifications, which are described under “Description of the Notes—Certain Covenants” and “Description of the Notes—Merger and Consolidation.”

Use of Proceeds	We will use the net proceeds of this offering to repay a portion of the outstanding borrowings under the U.S. Dollar portion of our senior secured revolving credit facility under our senior credit facilities, and to pay fees and expenses incurred in connection therewith. See “Use of Proceeds.”

Affiliates of each of the underwriters are lenders and agents under our senior secured revolving credit facility and will receive a portion of the proceeds from this offering. See “Underwriting (Conflicts of Interest)—Other Relationships.”

Conflicts of Interest	Affiliates of certain of the underwriters who are lenders under our senior secured revolving credit facility will receive at least five percent of the proceeds from this offering to repay indebtedness owed by us to them. See “Use of Proceeds.” Because affiliates of certain of the underwriters will receive at least five percent of the net proceeds of this offering, not including underwriting compensation, a “conflict of interest” under FINRA Rule 5121 is deemed to exist. Accordingly, this offer is being made in compliance with FINRA Rule 5121. FINRA Rule 5121 requires that a “qualified independent underwriter” participate in the preparation of this prospectus supplement and exercise the usual standards of due diligence with respect thereto. Citigroup Global Markets Inc. has assumed the responsibilities of acting as the qualified independent underwriter in this offering. We have agreed to indemnify Citigroup Global Markets Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. See “Underwriting (Conflicts of Interest).”

You should carefully consider all of the information in this prospectus supplement, or incorporated by reference herein, including the discussion under the caption “Risk Factors” beginning on page S-13 before investing in the notes.

Summary Financial and Other Information

The following summary historical condensed consolidated financial data of Graphic Packaging Holding Company as of December 31, 2013, 2014 and 2015 and for each of the fiscal years in the three year period ended December 31, 2015 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The following summary historical condensed consolidated financial data for each of the six-month periods ended June 30, 2015 and 2016 have been derived from Graphic Packaging Holding Company’s unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement and are not necessarily indicative of the results for the remainder of the fiscal year or any future period. This information is only a summary and should be read in conjunction with our financial statements and the notes thereto incorporated by reference into this prospectus supplement and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in our 2015 10-K and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016.

	Fiscal Year Ended December 31,			Six Months Ended June 30,
	2013	2014	2015	2015	2016
	(In millions)
Consolidated Statement of Operations:
Net sales	$4,478.1	$4,240.5	$4,160.2	$2,065.3	$2,137.2
Cost of sales	3,752.5	3,453.3	3,371.1	1,677.7	1,724.7
Selling, general and administrative	384.3	365.5	347.7	174.1	181.8
Other (income) expense, net	(13.4)	(3.7)	(7.7)	(8.1)	2.1
Restructuring and other special charges, net	13.1	197.6	22.0	6.1	15.8

Income from operations	341.6	227.8	427.1	215.5	212.8
Interest expense, net	(101.9)	(80.7)	(67.8)	(34.7)	(35.1)
Loss on modification or extinguishment of debt (1)	(27.1)	(14.4)	—	—	—

Income before income taxes and equity income of unconsolidated entity	212.6	132.7	359.3	180.8	177.7
Income tax expense	(67.4)	(45.4)	(130.4)	(68.7)	(43.3)

Income before equity income of consolidated entity	145.2	87.3	228.9	112.1	134.4
Equity income of unconsolidated entity	1.5	1.7	1.2	0.6	0.9

Net income	146.7	89.0	230.1	112.7	135.3
Net (income) loss attributable to noncontrolling interests	(0.1)	0.7	—	—	—

Net income attributable to Graphic Packaging Holding Company	$146.6	$89.7	$230.1	$112.7	$135.3

	Fiscal Year Ended December 31,			Six Months Ended June 30,
	2013	2014	2015	2015	2016
	(In millions)
Balance Sheet Data (at period end):
Cash and cash equivalents	$52.2	$81.6	$54.9	$46.8	$38.7
Property, plant and equipment, net	1,678.9	1,546.8	1,586.4	1,560.9	1,746.9
Total assets	4,373.1	4,137.6	4,256.1	4,320.5	4,720.0
Total debt (2)	2,238.3	1,957.7	1,875.5	2,029.2	2,274.7
Total equity	1,062.3	1,012.3	1,101.7	1,089.2	1,086.6
Other Financial Data:
Net cash provided by operating activities	$458.0	$526.6	$589.2	$177.3	$247.0
Net cash (used in) investing activities	(144.4)	(183.2)	(399.8)	(235.9)	(517.7)
Net cash (used in) provided by financing activities	(311.1)	(308.8)	(210.9)	26.7	253.5
Capital investments	(209.2)	(201.4)	(244.1)	(127.0)	(186.0)
Depreciation and amortization	277.4	270.0	280.5	139.3	145.9
EBITDA (3)	628.7	497.3	728.0	366.2	371.0
Adjusted EBITDA (3)	670.2	710.8	751.2	373.4	388.6
Net debt (4)	2,201.4	1,892.7	1,834.3	1,997.6	2,248.3

(1)	Loss on modification or extinguishment of debt includes: (a) in 2013, amounts related to the Company’s retirement of its 9.50% Senior Notes due 2017 and amounts related to the Company’s credit agreement; and (b) in 2014, amounts related to the Company’s retirement of its 7.875% Senior Notes due 2018 and amounts related to the Company’s credit agreement.

(2)	Includes unamortized deferred debt issuance costs.

(3)	The terms EBITDA and Adjusted EBITDA are not defined under GAAP and EBITDA and Adjusted EBITDA are not measures of and should not be considered substitutes for or superior to net income, operating income or any other performance measure derived in accordance with GAAP. The table below sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA. EBITDA is defined as net income attributable to the Company before net (loss) income attributable to noncontrolling interests; income tax (benefit) expense; equity income of unconsolidated entities; interest expense, net; and depreciation and amortization (including noncash pension amortization). Adjusted EBITDA is defined as EBITDA further adjusted to exclude charges associated with the Company’s business combinations, sale or shutdown of assets, other special charges, loss on modification or extinguishment of debt and goodwill impairment charges. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA and Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA and the ratios derived therefrom because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies.

	Fiscal Year Ended December 31,			Six Months Ended June 30,
	2013	2014	2015	2015	2016
	(In millions)
Net income attributable to Graphic Packaging Holding Company	$146.6	$89.7	$230.1	$112.7	$135.3
Add (subtract):
Net income (loss) attributable to noncontrolling interests	0.1	(0.7)	—	—	—
Income tax expense	67.4	45.4	130.4	68.7	43.3
Equity income of unconsolidated entity	(1.5)	(1.7)	(1.2)	(0.6)	(0.9)
Interest expense, net	101.9	80.7	67.8	34.7	35.1
Depreciation and amortization (a)	314.2	283.9	300.9	150.7	158.2

EBITDA	$628.7	$497.3	$728.0	$366.2	$371.0
(Gain) loss on sale of assets (b)	(17.9)	180.1	1.9	—	—
Loss on modification or extinguishment of debt	27.1	14.4	—	—	—
Charges associated with business combinations and other special charges	32.3	19.0	21.3	7.2	17.6

Adjusted EBITDA	$670.2	$710.8	$751.2	$373.4	$388.6

(a)	Includes noncash pension amortization.
(b)	Includes net gain of $17.9 million on sale or shutdown of businesses in 2013 and net loss of $170.4 million on sale of labels and multi-wall bag businesses in 2014.

(4)	Net debt is a financial measure not calculated in accordance with GAAP. Net debt should be considered in addition to and should not be considered a substitute for or superior to measures of our financial position prepared in accordance with GAAP. In addition, our calculation of net debt may not be comparable to similarly titled measures utilized by other companies since such companies may not calculate net debt in the same manner as we do. We define net debt as total debt (Long-term, Short-term and Current Portion) plus unamortized deferred debt issuance costs (included in Long-term) minus cash and cash equivalents. The Company’s management believes that the presentation of net debt provides useful information to investors because this measure is an important measure that management uses in assessing the Company’s financial position.

	Fiscal Year Ended December 31,			Six Months Ended June 30,
	2013	2014	2015	2015	2016
	(In millions)
Short-term debt and current portion of long-term debt	$77.4	$32.2	$36.6	$34.7	$61.8
Long-term debt	2,160.9	1,925.5	1,838.9	1,994.5	2,212.9
Add:
Unamortized deferred debt issue costs	15.3	16.6	13.7	15.2	12.3
Less:
Cash and cash equivalents	(52.2)	(81.6)	(54.9)	(46.8)	(38.7)

Net debt	$2,201.4	$1,892.7	$1,834.3	$1,997.6	$2,248.3

Ratios of Earnings to Fixed Charges

Our ratios of earnings to fixed charges for the five fiscal years ended December 31, 2015 and the six months ended June 30, 2016 are set forth in the table below.

	Fiscal Year Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of Earnings to Fixed Charges (1)(2)	1.3x	2.6x	2.8x	2.4x	5.5x	5.3x

(1)	For purposes of calculating this ratio, “earnings” consists of income from continuing operations before income taxes and income from equity affiliates plus (a) fixed charges minus interest capitalized during the period, (b) distributed income from equity affiliates and (c) amortization of previously capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of discount on indebtedness and an appropriate portion of rental expense representative of the interest factor.

(2)	Currently, we have no shares of preferred stock outstanding and thus have not paid any dividends on preferred stock in the periods presented. Therefore, the ratio of earnings to combined fixed charges and preference dividends is not shown because it is not different from the ratio of earnings to fixed charges.

RISK FACTORS

You should consider carefully all of the information set forth or incorporated by reference in this prospectus supplement and, in particular, the risks described below as well as the risk factors set forth in our 2015 10-K before you decide to invest in the notes. If any of the following uncertainties or risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. The selected risks described below and in our 2015 10-K are not the only risks that may affect your investment. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also materially and adversely affect our business, financial condition or results of operations.

Our substantial indebtedness may adversely affect our financial health, our ability to obtain financing in the future and our ability to react to changes in our business.

As of June 30, 2016, we had an aggregate principal amount of $2,287.0 million of outstanding debt. Because of our substantial debt, our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be restricted in the future. We are also exposed to the risk of increased interest costs because approximately $1.2 billion of our debt is at variable rates of interest. A significant portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other purposes. Our interest expense, net for the six months ended June 30, 2016 was $35.1 million.

Additionally, our Second Amended and Restated Credit Agreement, effective as of October 2, 2014, for which Bank of America N.A. acts as administrative agent, which we refer to as the Credit Agreement, governing our senior credit facilities, the indenture governing our 2021 notes, which we refer to as the 2021 indenture, and the indenture governing our 2022 notes, which we refer to as the 2022 indenture, contain covenants that prohibit or restrict, among other things, the disposal of assets, the incurrence of additional indebtedness (including guarantees), payment of dividends, loans or advances and certain other types of transactions. The Credit Agreement also requires compliance with a maximum consolidated total leverage ratio and a minimum consolidated interest expense ratio. Our ability to comply in future periods with these covenants will depend on our ongoing financial and operating performance.

Our substantial debt and the restrictions under the Credit Agreement, the 2021 indenture, the 2022 indenture, and the indenture that will govern the notes offered hereby could limit our flexibility to respond to changing market conditions and competitive pressures. Our material outstanding debt obligations and these restrictions may also leave us more vulnerable to a downturn in general economic conditions or our business, or unable to carry out capital expenditures that are necessary or important to our growth strategy and productivity improvement programs.

The breach of any of the covenants or restrictions contained in the Credit Agreement, the 2021 indenture, the 2022 indenture, and the indenture that will govern the notes offered hereby, or agreements governing our other indebtedness could result in a default under the applicable agreement which would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest, if any. In any such case, we may be unable to make borrowings under our credit facilities and may not be able to repay the amounts due under our credit facilities, the existing notes and the notes offered hereby. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent. See “Use of Proceeds”.

The notes and the guarantees will not be secured by any of our assets or the assets of the guarantors and therefore will be effectively subordinated to our and their existing and future secured indebtedness.

The notes and the guarantees will be general unsecured obligations ranking effectively junior in right of payment to all existing and future secured debt, including borrowings under the Credit Agreement to the extent of the collateral securing such debt. In addition, the Credit Agreement, the 2021 indenture, and the 2022 indenture permit, and the indenture governing the notes offered hereby, will permit the incurrence of additional debt in certain circumstances, some of which may be secured debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, creditors whose debt is secured by our and the guarantors’ assets will be entitled to the remedies available to secured creditors under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the notes or the guarantees. As a result, there may be insufficient assets to pay amounts due on the notes, and holders of the notes may receive less, ratably, than holders of secured indebtedness. As of June 30, 2016, the total amount of secured debt and other secured obligations (excluding undrawn letters of credit of $26.2 million) that we and the guarantors had outstanding was $1.6 billion, with $793.3 million of additional revolving loans available to be borrowed under the Credit Agreement.

The parent guarantor of the notes is a holding company with no significant independent operations and no significant assets except capital stock of its subsidiaries. As a result, the parent guarantor of the notes would be unable to meet its obligations if we fail to make payment of interest or principal on the notes.

GPHC is a holding company with no independent operations and no significant assets other than our capital stock. GPHC, therefore, is dependent upon the receipt of dividends or other distributions from us to fund any obligations that it incurs, including obligations under our guarantee of the notes. However, the Credit Agreement, the 2021 indenture, and the 2022 indenture contain provisions restricting distributions from us to GPHC. Accordingly, if we should at any time be unable to pay interest on or principal of the notes, it is highly unlikely that GPHC will be able to distribute the funds necessary to enable GPHC to meet its obligations under its parent guaranty.

The notes will be structurally subordinated to the existing and future liabilities of certain of our subsidiaries which are not guaranteeing the notes.

The notes offered hereby will not be guaranteed by certain of our immaterial domestic subsidiaries or any of our foreign subsidiaries. As a result, the notes will be structurally subordinated to all existing and future liabilities of such non-guarantor subsidiaries. Our rights and the rights of our creditors to participate in the assets of any non-guarantor subsidiary in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the notes. To the extent that we may be a creditor with recognized claims against any non-guarantor subsidiary, our claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by us. Subject to restrictions contained in financing arrangements, our non-guarantor subsidiaries may incur additional indebtedness and other liabilities, all of which would rank structurally senior to the notes.

As of June 30, 2016, our non-guarantor subsidiaries had approximately $340.5 million of total indebtedness and other liabilities, including trade payables and accrued expenses, all of which ranked structurally senior to the notes. This amount includes $80.5 million of borrowings under the Credit Agreement. In addition, our foreign subsidiaries had additional available borrowings of up to $12.6 million as of June 30, 2016 under credit facilities used by such subsidiaries, of which approximately $12.6 million would also be structurally senior to the notes. For the six months ended June 30, 2016, after intercompany eliminations, our subsidiaries who will not be guarantors of the notes represented approximately 24% of the Company’s net sales, and approximately 21% of our total assets.

Our ability to repurchase the notes upon a change of control may be limited.

We are required under the indenture that will govern the notes offered hereby, the 2021 indenture, and the 2022 indenture to make an offer to repurchase the notes and the existing notes upon a change of control (as defined in the 2021 indenture, the 2022 indenture and the indenture that will govern the notes offered hereby, as applicable). A change of control (as defined in the 2021 indenture, the 2022 indenture and the indenture that will govern the notes offered hereby, as applicable), also would constitute a default under the Credit Agreement. Therefore, upon the occurrence of a change of control, the lenders under the Credit Agreement would have the right to accelerate their loans, and if so accelerated, we would be required to pay all of our outstanding obligations under such facilities. We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price. In addition, the terms of other existing or future debt may prevent us from paying you. There can be no assurance that we would be able to repay such other debt or obtain consents from the holders of such other debt to repurchase these notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance our outstanding indebtedness, such financing may be on terms unfavorable to us. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of the Notes—Change of Control.”

Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the notes and the guarantors.

If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of our unpaid creditors or the guarantors, a court were to find that, at the time the notes were issued by us or guaranteed by the guarantors:

●

The guarantors guaranteed the notes with the intent of hindering, delaying or defrauding current or future creditors, the guarantors received less than reasonably equivalent value or fair consideration for guaranteeing the notes; and

●	The guarantors,

●	were insolvent or were rendered insolvent by reason of the guarantee of the indebtedness constituting the notes,

●	were engaged, or about to engage, in a business or transaction for which our assets constituted unreasonably small capital,

●	intended to incur, or believed that we would incur, debts beyond our ability to pay as such debts matured, or

●

were a defendant in an action for money damages, or had a judgment for money damages docketed against us if, in either case, after final judgment the judgment is unsatisfied, such court could avoid or subordinate the relevant guarantee to presently existing and future indebtedness of the guarantors and take other action detrimental to the holders of the notes, including, under certain circumstances, invalidating the guarantees.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, any guarantor would be considered insolvent if, at the time we guarantee the indebtedness constituting the notes, either:

●	the sum of our debts, including contingent liabilities, is greater than our assets, at a fair valuation; or

●

the present fair saleable value of our assets is less than the amount required to pay the probable liability on our total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

We cannot give you any assurance as to what standards a court would use to determine whether a guarantor were solvent at the relevant time, or whether, whatever standard was used, the guarantees would not be avoided on another of the grounds described above.

We believe that at the time the notes are initially issued by us and guaranteed by the guarantors, the guarantors will be:

●	neither insolvent nor rendered insolvent thereby,

●	in possession of sufficient capital to run our respective businesses effectively,

●	incurring debts within our respective abilities to pay as the same mature or become due, and

●	will have sufficient assets to satisfy any probable money judgment against us in any pending action.

In reaching these conclusions, we have relied upon our analysis of cash flow projections, which, among other things, assume that we will in the future realize certain selling prices and volumes and favorable changes in product mix, and estimated values of assets and liabilities. We cannot assure you, however, that a court passing on such questions would reach the same conclusions.

An active trading market may not develop for the notes and you may not be able to resell your notes.

There is currently no public market for the notes. We do not intend to list the notes on any securities exchange or quotation system. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, they are not obligated to do so and may cease their market-making activities at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or in the prospects for companies in our industry generally. As a result, you cannot be certain that an active trading market for the notes will develop or be sustained. If an active trading market for the notes fails to develop or to be sustained, your ability to sell your notes at a particular time or at favorable prices may be reduced.

USE OF PROCEEDS

We anticipate that the estimated net proceeds from this offering will be $295 million after deducting the underwriters’ discount and offering expenses.

We will use the net proceeds of this offering to repay a portion of our outstanding borrowings under the U.S. Dollar portion of our senior secured revolving credit facility under our senior credit facilities, and to pay fees and expenses incurred in connection therewith.

Affiliates of each of the underwriters are lenders and agents under our senior secured revolving credit facility and will receive a portion of the proceeds from this offering. See “Underwriting (Conflicts of Interest)—Other Relationships.”

Affiliates of certain of the underwriters who are lenders under our senior secured revolving credit facility will receive at least five percent of the net proceeds of this offering as a result of our temporary repayment of borrowing under the senior secured revolving credit facility. Therefore, this offering is being made in compliance with FINRA Rule 5121, and Citigroup Global Markets Inc. has agreed to act as the qualified independent underwriter for this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2016:

●	on an actual basis; and

●

on an as adjusted basis to give effect to the issuance of the notes offered hereby and the use of proceeds therefrom, including the repayment of $295.0 million of outstanding borrowings under our senior secured revolving credit facility under our senior credit facilities as described in “Use of Proceeds.”

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited consolidated financial statements and the notes thereto, each incorporated by reference into this prospectus supplement from our Form 10-Q for the quarter ended June 30, 2016.

	As of June 30, 2016
	Actual	As adjusted
	(in millions)
Cash and cash equivalents	$38.7	$38.7

Debt:
Senior secured revolving credit facilities (1)	$607.5	$312.5
Senior secured term loan facilities	962.5	962.5
New notes offered hereby (2)	—	300.0
4.75% senior notes due 2021	425.0	425.0
4.875% senior notes due 2022	250.0	250.0
Other debt (3)	42.0	42.0

Total debt (4)	$2,287.0	$2,292.0
Shareholders’ equity	1,086.6	1,086.6

Total capitalization	$3,373.6	$3,378.6

(1)	As of June 30, 2016, $26.2 million of standby letters of credit were issued and $793.3 million of additional borrowings were available under our senior secured revolving credit facilities.

(2)	Represents the principal amount of the notes offered hereby.

(3)	Other debt includes $10.0 million outstanding under our international credit facilities and $32.0 million of other indebtedness.

(4)	Excludes unamortized deferred debt issue costs.

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture, dated as of November 6, 2014 (the “Base Indenture”), as supplemented by a supplemental indenture, to be dated as of the Issue Date (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company (as defined below), the Guarantors (as defined below) and U.S. Bank National Association, as Trustee (the “Trustee”). The Guarantors will be the Parent Guarantor (as defined below) and the following Significant Domestic Subsidiaries of the Company, which will be all of the Company’s Significant Domestic Subsidiaries as of the date the notes offered hereby are issued (other than the Excluded Subsidiaries): Field Container, Queretaro (USA), L.L.C., Handschy Holdings, LLC, Handschy Industries, LLC, Riverdale Industries, LLC, GPI WG Acquisition Sub, LLC and Walter G. Anderson, Inc. The notes will be the direct Senior Indebtedness of the Company, ranking equal in right of payment with all other existing and future unsubordinated indebtedness of the Company, including the Existing Notes, and senior in right of payment to all existing and future Subordinated Obligations of the Company. The notes will be fully and unconditionally and jointly and severally guaranteed by the Guarantors as described below under the caption “—Brief Description of the Notes and the Guarantees.” The Guarantees will be the direct Senior Indebtedness of the respective Guarantors and rank equal in right of payment with all other unsubordinated indebtedness of the respective Guarantors, including the Existing Notes, and senior in right of payment to existing and future Subordinated Obligations of the respective Guarantors. Unlike the Company’s and the Guarantors’ obligations under the Senior Credit Agreement and other secured indebtedness and other liabilities (including Trade Payables), which are also direct Senior Indebtedness of the Company and Guarantors, as applicable, the notes and the Guarantees will not be secured by any assets of the Company or Guarantors and therefore will be effectively junior to secured indebtedness of the Company and Guarantors to the extent of the value of the collateral securing such indebtedness. The notes and the Guarantees will also be effectively subordinated to all indebtedness of its Subsidiaries (other than any Subsidiaries that are or become Guarantors pursuant to the provisions described below under “—Subsidiary Guarantees”). For purposes of this section, references to “we,” “our” or the “Company” include only Graphic Packaging International, Inc., a Delaware corporation, and any successor in interest thereto, and not its Subsidiaries.

The following description is a summary of the material provisions of the Indenture and does not include all of the information included in the Indenture and may not include all of the information that you would consider important. This summary is qualified by reference to the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture, including the definitions of terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the form of Base Indenture is filed as an exhibit to the registration statement of which the prospectus is a part and a copy of the Supplemental Indenture will be filed as an exhibit to a current report on Form 8-K to be filed by us on or before the closing of the offering of the notes. The definitions of most of the capitalized terms used in the following summary are set forth below under “—Certain Definitions.”

The notes offered hereby will be issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Initially, the Trustee will act as paying agent and registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office. The Company may change any paying agent and registrar without notice to holders of the notes. The Company will pay principal (and premium, if any) on the notes at the Trustee’s corporate trust office. Interest may be paid at the Trustee’s corporate trust office, by check mailed to the registered address of the holders or by wire transfer if instructions therefor are furnished by a holder. The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes and the Guarantees

The notes and the Guarantees will:

●

be general unsecured Senior Indebtedness of the Company and the Guarantors, ranking equal in right of payment with all other existing and future unsubordinated indebtedness of the Company and the Guarantors, including the Existing Notes;

●	be senior in right of payment to all existing and future Subordinated Obligations of the Company and the Guarantors; and

●

not be secured by any assets of the Company or of any Guarantor, unlike borrowings and the guarantees of the Company’s obligations under the Senior Credit Agreement and other senior secured indebtedness and other liabilities (including Trade Payables) and therefore will be effectively junior to secured indebtedness to the extent of the value of the collateral securing such indebtedness.

As of June 30, 2016, on an as adjusted basis after giving effect to this offering and the use of proceeds therefrom to repay a portion of the Company’s revolving facility under the Senior Credit Agreement, the Company would have had approximately $2.3 billion of total indebtedness, $1.3 billion of indebtedness outstanding under the Senior Credit Agreement, with $1,088.3 million of unused capacity under the revolving credit facility under the Senior Credit Agreement, $26.2 million of letters of credit under the Company’s revolving credit facility and $685 million principal amount of other Senior Indebtedness outstanding (including the Existing Notes). Under the Indenture, we also may incur unlimited additional indebtedness ranking pari passu in right of payment with the notes and certain indebtedness secured by liens on our property and assets as described below under “—Certain Covenants—Limitation on Liens.”

The notes offered hereby will be fully and unconditionally jointly and severally guaranteed by the following Parent Guarantor and Subsidiary Guarantors.

Parent Guarantee

Holding will irrevocably, absolutely and fully and unconditionally guarantee (the “Parent Guarantee,” and in such capacity, the “Parent Guarantor”), on an unsecured senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the notes, whether for principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by Parent Guarantor being herein called the “Parent Guaranteed Obligations”). The Parent Guarantor, pursuant to its Parent Guarantee, will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders of the notes in enforcing any rights under its Parent Guarantee.

The Parent Guarantee shall be a continuing Guarantee and shall (i) subject to the next two paragraphs, remain in full force and effect until payment in full of the principal amount of all outstanding notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Parent Guaranteed Obligations of the Parent Guarantor then due and owing, (ii) be binding upon the Parent Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the holders of the notes and their permitted successors, transferees and assigns.

The Parent Guarantor will automatically and unconditionally be released from all obligations under its Parent Guarantee, and its Parent Guarantee will thereupon terminate and be discharged and of no further force or effect, (i) upon any merger or consolidation of the Parent Guarantor with and into the Company, (ii) upon legal or covenant defeasance of the Company’s obligations under, or satisfaction and discharge of, the Indenture, or (iii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all notes then outstanding and all other applicable Parent Guaranteed Obligations of the Parent Guarantor then due and owing.

Upon any such occurrence specified in the preceding paragraph, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of the Parent Guarantee. Neither the Company nor the Parent Guarantor shall be required to make a notation on the notes to reflect the Parent Guarantee or any such release, termination or discharge.

Subsidiary Guarantees

The Company will cause each Significant Domestic Subsidiary that guarantees payment by the Company or any Subsidiary of the Company of any Bank Indebtedness of the Company or the Existing Notes to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Subsidiary will guarantee payment of the notes, whereupon such Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the notes. See “—Certain Covenants—Issuance of Future Guarantees.”

Ranking

The indebtedness evidenced by the notes will be unsecured Senior Indebtedness of the Company, will rank equal in right of payment with all existing and future Senior Indebtedness of the Company, including the Existing Notes, and will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The notes will also be effectively subordinated to all secured indebtedness and other liabilities (including Trade Payables) of the Company, including obligations under the Senior Credit Facility, to the extent of the value of the collateral securing such indebtedness, and to all indebtedness of its Subsidiaries (other than any Subsidiaries that are or become Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

Each Guarantee in respect of the notes will be a general senior obligation of the applicable Guarantor, will rank equal in right of payment with all existing and future Senior Indebtedness of such Person and will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. The Guarantees will not be secured by the assets of any Guarantor, unlike the guarantees of the Company’s obligations in respect of the Senior Credit Agreement and other secured indebtedness and other liabilities (including Trade Payables), and therefore will be effectively subordinated to all secured indebtedness of such Person to the extent of the value of the collateral securing such indebtedness, and to all indebtedness of the Subsidiaries of such Person (other than any Subsidiaries that become Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

These Guarantees will be full and unconditional and joint and several obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. Federal and state statutes allow courts, under specific circumstances, to void a guarantee and the liens securing such guarantee and require noteholders to return payments received from the entity providing such guarantee. Because each Guarantor’s liability under its Guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the Guarantors.

As of June 30, 2016, on an as adjusted basis after giving effect to the issuance of the notes offered hereby and the use of proceeds:

●	the Company would have had approximately $2.3 billion of other Senior Indebtedness outstanding, $1.3 billion of which was secured under the Senior Credit Agreement; and

●

the Company would have had $1,088.3 million of unused capacity under the revolving credit facility under the Senior Credit Agreement and $12.6 million available under the revolving credit facility to fund our international subsidiaries, all of which if drawn would be secured and therefore rank effectively senior in right of payment to the notes offered hereby to the extent of the value of the collateral securing such indebtedness.

Also, as of the date the notes offered hereby are issued, none of the Company’s Foreign Subsidiaries or Excluded Subsidiaries will guarantee the notes. A substantial part of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the notes, unless such Subsidiary is a Subsidiary Guarantor. As of the Issue Date, the Significant Domestic Subsidiaries that have guaranteed payment by the Company of any Bank Indebtedness of the Company will be Subsidiary Guarantors. The notes offered hereby, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of Subsidiaries of the Company (other than Subsidiaries, if any, that may become Subsidiary Guarantors in the future with respect to the notes offered hereby). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Guarantee of the notes offered hereby. Such Guarantee, if any, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries.

As of, and for the six months ended, June 30, 2016, the non-guarantor Subsidiaries of the Company represented approximately 24% and 21%, respectively, of the Company’s consolidated net sales (excluding intercompany sales) and total assets, respectively.

As of June 30, 2016, on an as adjusted basis after giving effect to the issuance of the notes offered hereby and the use of proceeds therefrom to repay a portion of the Company’s revolving facility under the Senior Credit Agreement, the non-guarantor Subsidiaries of the Company would have had approximately $340.5 million of liabilities outstanding on their balance sheets (excluding intercompany liabilities), including indebtedness under credit facilities to fund the Company’s international subsidiaries and trade payables and accrued expenses, all of which is structurally senior to the notes.

Principal, Maturity and Interest

Notes in an aggregate principal amount of $300 million will be issued in this offering. The notes will mature on                     , 2024. Without the consent of any holders of notes, additional notes in an unlimited amount may be issued under the Indenture from time to time. The notes and any additional notes subsequently issued under the Indenture will be treated as a single class of securities for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Interest on the notes will accrue at the rate of     % per annum and will be payable semi-annually in cash in arrears on each              and              of each year, commencing on                     , 2017, to the persons who are registered holders at the close of business on the              and              immediately preceding the applicable interest payment date. Interest on the notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

Optional Redemption.    At any time prior to                     , 2024, the notes may also be redeemed in whole or in part, at the Company’s option, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) as of, and accrued but unpaid interest, if any, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

At any time on or after                     , 2024, the Company may, in whole at time or in part from time to time, redeem the notes (including any additional notes issued under the Indenture) as its option upon not less than 30 nor more the 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, the redemption date.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the principal amount of such Note plus (2) all required remaining scheduled interest payments due on such Note through such date, computed for such principal and interest using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such redemption date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to                     , 2024; provided, however, that if the period from the redemption date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Optional Redemption upon Equity Offerings.    At any time, or from time to time, on or prior to                     , 2019 the Company may, at its option, use all or any portion of the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the notes issued at a redemption price equal to     % of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that at least 65% of the aggregate principal amount of notes issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 180 days after the consummation of any such Equity Offering.

As used in the preceding paragraph, “Equity Offering” means any public or private sale of the common stock of the Company, other than any public offering with respect to the Company’s common stock registered on Form S-8 or other issuances upon exercise of options by employees of the Company or any of its Subsidiaries.

Mandatory Redemption.    The Company is not required to make scheduled mandatory redemption payments or sinking fund payments with respect to the notes.

Selection and Notice of Redemption

In the event that less than all of the notes are to be redeemed at any time, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that:

●	no notes of a principal amount of $2,000 or less shall be redeemed in part; and

●

if a partial redemption is made with the proceeds of an Equity Offering, selection of the notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless the securities exchange, if any, on which the notes are listed requires a different method.

Notice of an optional redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Any redemption or notice of redemption may, at our discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price plus accrued and unpaid interest, if any, pursuant to the Indenture.

Change of Control

The Indenture will provide that, upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to, but not including, the date of purchase. Notwithstanding the occurrence of a Change of Control, the Company will not be obligated to repurchase the notes under this covenant if it has exercised its right to redeem all the notes under the terms of the section entitled “—Redemption—Optional Redemption.”

Within 30 days following the date upon which the Change of Control occurs, the Company will send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary contained in the Indenture, a Change of Control Offer by the Company or a third party may be made in advance of a Change of Control and conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made. If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Company, or any third party making the Change of Control Offer in lieu of the Company as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Company will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 15 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price equal to 101% of the principal amount thereof plus accrued but unpaid interest, if any, to, but not including, the date of redemption set forth in such notice, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

The Company’s ability to pay cash to the holders of notes upon a Change of Control may be limited by the Company’s then existing financial resources. Further, the agreements governing the Company’s other indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control, and restrictions on repayment requirements with respect to specified events or transactions that constitute a Change of Control under the Indenture. If a Change of Control Offer is required to be made, there can be no assurance that the Company will have available funds sufficient to pay all indebtedness under the Credit Agreement, any other indebtedness required to be repaid in connection with such Change of Control and the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Company is required to repay such other indebtedness or purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a holder’s right to require the purchase of notes upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and the Subsidiaries to grant Liens on their property may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require the purchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such purchase. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

The definition of “Change of Control” includes, among other transactions, a disposition of “all or substantially all” of the assets of the Company. With respect to the disposition of assets, the phrase “all or substantially all” as used in the Indenture varies according to the facts and circumstances of the subject transactions, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear whether a Change of Control has occurred and whether the Company is required to make a Change of Control Offer.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Issuance of Future Guarantees.    If, on or after the Issue Date, the Company forms or acquires any Significant Domestic Subsidiary (other than an Excluded Subsidiary) that incurs or guarantees payment by the Company of any Bank Indebtedness of the Company or any of the Existing Notes, or if, on or after the Issue

Date, any Significant Domestic Subsidiary (other than an Excluded Subsidiary) that is not a Guarantor incurs or guarantees payment by the Company of any Bank Indebtedness of the Company or any of the Existing Notes, then the Company shall cause such Significant Domestic Subsidiary or Significant Domestic Subsidiary that is not a Guarantor, as the case may be, to:

(1)	execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Significant Domestic Subsidiary or Significant Domestic Subsidiary that is not a Guarantor, as the case may be, shall unconditionally guarantee all of the Company’s obligations under the notes and the Indenture on the terms set forth in the Indenture; and

(2)	execute and deliver to the Trustee an Opinion of Counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Significant Domestic Subsidiary or Significant Domestic Subsidiary that is not a Guarantor, as the case may be, and constitutes a legal, valid, binding and enforceable obligation of such Significant Domestic Subsidiary or Significant Domestic Subsidiary that is not a Guarantor, as the case may be.

Thereafter, such Significant Domestic Subsidiary or Significant Domestic Subsidiary that was not a Guarantor, as the case may be, shall be a Guarantor for all purposes of the Indenture. The Company may cause any other Subsidiary of the Company to issue a Subsidiary Guarantee and become a Guarantor.

Notwithstanding the foregoing, upon the occurrence of a Ratings Event on or after the Issue Date, the Company will no longer be required to cause any other Subsidiary of the Company to issue a Subsidiary Guarantee and become a Guarantor.

Each Subsidiary Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally guarantee, on an unsecured senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the notes, whether for principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”). Such Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders of the notes in enforcing any rights under its Subsidiary Guarantee.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Each such Subsidiary Guarantee will be a continuing Guarantee and will (i) remain in full force and effect until payment in full of the principal amount of all outstanding notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the holders of the notes and their permitted successors, transferees and assigns.

Notwithstanding the foregoing, a Subsidiary Guarantee of the notes provided by a Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee without any action required on the part of the Trustee or any holder of the notes, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect:

(1)	at any time that such Subsidiary Guarantor is released from all of its obligations under all of its guarantees of payment by the Company of the relevant Indebtedness that gave rise to the need to provide a guarantee of the notes offered hereby;

(2)	if (a) all of the Capital Stock of, or all or substantially all of the assets of, such Subsidiary Guarantor is sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or any of its Significant Domestic Subsidiaries or (b) such Guarantor ceases to be a Significant Domestic Subsidiary; or

(3)	upon the Company’s request if the Fair Market Value of the assets of the applicable Guarantor (as determined in good faith by the Board of Directors of the Company), together with the Fair Market Value of the assets of other Guarantors whose Subsidiary Guarantee was released in the same calendar year in reliance on this paragraph (3), do not exceed $10.0 million (subject to cumulative carryover for amounts not used in any prior calendar year);

(4)	concurrently with any sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the Indenture (including the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets”) by the Company or a Subsidiary, following which such Subsidiary Guarantor is no longer a Subsidiary of the Company;

(5)	upon legal or covenant defeasance of the Company’s obligations, or satisfaction and discharge of the Indenture;

(6)	upon the occurrence of a Ratings Event; and

(7)	subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all notes then outstanding and all other applicable Subsidiary Guaranteed Obligations then due and owing.

At the Company’s request, the Trustee will execute and deliver any instrument evidencing such release. A Guarantor may also be released from its obligation under its Subsidiary Guarantee in connection with a permitted amendment. See “—Modification of the Indenture.”

Limitation on Liens.    The Company will not, and will not cause or permit any of the Domestic Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of the Domestic Subsidiaries (including Capital Stock of any other Person), whether now owned on the date of the Indenture or hereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1)	in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes or a Guarantee, the notes or such Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)	in all other cases, the notes are equally and ratably secured, except for:

(A)	Liens in favor of the Company or any Guarantor;

(B)	Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under the Indenture; provided, however, that such Liens:

(I)	are no less favorable to holders of the notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

(II)	do not extend to or cover any property or assets of the Company or any of its Domestic Subsidiaries not securing the Indebtedness so Refinanced; and

(C)	Permitted Liens.

Limitation on Sale and Leaseback Transactions.    The Indenture will provide that the Company will not, and will not permit any Domestic Subsidiary to, engage in any Sale and Leaseback Transaction unless:

(1)	the Company or such Domestic Subsidiary would be entitled to incur Indebtedness secured by a Lien pursuant to the covenant described under the caption “—Limitations on Liens” equal in amount to the net proceeds of the property sold or transferred or to be sold or to be transferred pursuant to such Sale and Leaseback Transaction and secured by a Lien on the property to be leased, without equally and ratably securing the notes outstanding under the Indenture as provided under said section; or

(2)	the Company or a Domestic Subsidiary shall apply, within 360 days before or after the effective date of such sale or transfer, an amount equal to such net proceeds to (i) the acquisition, construction, development or improvement of properties, facilities or equipment which are, or upon such acquisition, construction, development or improvement will be, a Principal Facility or Principal Facilities or a part thereof or (ii) the redemption of notes issued under the Indenture or to the repayment or redemption of Funded Debt of the Company or of any Subsidiary or Indebtedness of the Company or of any Subsidiary that was Funded Debt at the time it was created, or in part to such acquisition, construction, development or improvement and in part to such redemption and/or repayment. In lieu of applying an amount equal to such net proceeds to such repayment or redemption, the Company may, within 360 days after such sale or transfer, deliver to the appropriate indenture trustee or other applicable Person notes issued under the Indenture or Funded Debt for cancellation and thereby reduce the amount to be applied to the redemption of such notes or Funded Debt by an amount equivalent to the aggregate principal amount of notes or Funded Debt.

Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)	either (A) the Company shall be the surviving or continuing corporation or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the assets of the Company and the Subsidiaries substantially as an entirety (the “Surviving Entity”) (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the Indenture on the part of the Company to be performed or observed;

(2)	immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including, without limitation, giving effect to any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(3)	the Company or the Surviving Entity shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the assets of the Company, shall be deemed to be the transfer of all or substantially all of the assets of the Company.

The Indenture will provide that upon any consolidation or merger or any conveyance, lease or transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the surviving entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such.

No Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture) will, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1)	the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2)	such entity shall expressly assume by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the performance of every covenant of the notes and the Indenture on the part of such Guarantor to be performed or observed;

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)	the Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Reports to Holders.    Notwithstanding that Holding or the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, Holding or the Company will file with the Commission, and provide to the Trustee and the holders of the notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods required; provided, however, that availability of the foregoing materials on the Commission’s EDGAR service shall be deemed to satisfy the delivery obligations under this provision. In the event that neither Holding or the Company is permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Company will nevertheless provide such Exchange Act information to the Trustee and the holders of the notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods required by law.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “—Events of Default” until 90 days after the date any report hereunder is due.

Events of Default

The following events will be defined in the Indenture as “Events of Default”:

(1)	the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)	the failure to pay the principal on any notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer);

(3)	a default by the Company or any Subsidiary in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default from the Trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets,” which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)	a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Subsidiary (or the payment of which is guaranteed by the Company or any Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (A) is caused by a failure to pay principal of such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a “payment default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 20 business days) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, exceeds $75 million or more at any time;

(5)	one or more judgments in an aggregate amount in excess of $75 million not covered by adequate insurance (other than self-insurance) shall have been rendered against the Company or any of the Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 90 days after such judgment or judgments become final and nonappealable;

(6)	certain events of bankruptcy affecting the Company or any of the Guarantors; or

(7)	any Guarantee of a Significant Subsidiary of the Company ceases to be in full force and effect or any Guarantee of such a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of such a Significant Subsidiary is found to be invalid or any Guarantor which is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of such Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of, premium, if any, and accrued interest on all the notes to be due and payable by notice in writing to the Company (and to the Trustee if given by the holders) specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. If an Event of Default specified in clause (6) above occurs and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the then outstanding notes may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)	to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)	if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances; and

(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

The holders of a majority in principal amount of the then outstanding notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any notes.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee indemnity satisfactory to the Trustee. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company will be required to provide an Officer’s Certificate to the Trustee within 30 days after the Company becoming aware of any Default or Event of Default. In addition, the Company will be required to provide an Officer’s Certificate at least annually regarding its knowledge of the occurrence of any Default or Event of Default and, if applicable, describing such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

(1)	the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3)	the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission or failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment and bankruptcy events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on the notes on the stated date of payment thereof or on the applicable redemption date, as the case may be;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7)	the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8)	the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9)	certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

(1)	either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed notes) have (i) become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Company and/or the Guarantors have paid all other sums payable under the Indenture, including amounts owing to the Trustee; and

(3)	the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, any Guarantors and the Trustee, without the consent of the holders, may amend the Indenture for certain specified purposes, including:

(1)	curing ambiguities, defects or inconsistencies, so long as such changes do not adversely affect the rights of any of the holders of the notes in any material respect;

(2)	providing for the assumption by a successor Person of the obligations of the Company or any Guarantor under the Indenture in accordance with the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets”;

(3)	adding any Guarantor;

(4)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(5)	to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;

(6)	to provide for uncertificated notes in addition to, or in place of, certificated notes;

(7)	to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the notes when such release, termination or discharge is provided for under the Indenture;

(8)	to add to the covenants of the Company of the benefit of the Holders or to surrender any right or power conferred upon the Company;

(9)	to make any change that does not materially adversely affect the rights of any Holder under the notes or the Indenture; or

(10)	to conform the terms of the notes or the Indenture to the terms of this Prospectus Supplement.

Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes, except that, without the consent of each holder affected thereby, no amendment may:

(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3)	reduce the principal of or change or have the effect of changing the stated maturity of any notes; or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

(4)	make any notes payable in money other than that stated in the notes;

(5)	make any change in provisions of the Indenture protecting the right of each holder to receive payment of principal of, premium, if any, and interest on such notes on or after the stated due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the then outstanding notes to waive Defaults or Events of Default; or

(6)	make any change in the amendment or waiver provisions described herein.

Governing Law

The Indenture will provide that it, the notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default known to the Trustee, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary or at the time it merges or consolidates with the Company or any of the Subsidiaries or assumed by the Company or any Subsidiary in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such acquisition, merger or consolidation.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means the board of directors or other governing body of the Company or, if the Company is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body.

“Borrowing Base” means the sum (determined as of the end of the most recently ended fiscal quarter for which consolidated financial statements of the Company are available) of (1) 60% of Inventory of the Company and its Subsidiaries and (2) 85% of Receivables of the Company and its Subsidiaries.

“Capital Stock” means (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Cash Equivalents” means any of the following: (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under the Senior Credit Agreement or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“Change of Control” means the occurrence of one or more of the following events:

(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules

13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of Holding, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of Holding and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the beneficial owner; or

(2)	the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Subsidiaries to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (i) above), other than one or more Permitted Holders or Holding, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the beneficial owner.

“Change of Control Offer” has the meaning set forth under “—Change of Control.”

“Change of Control Payment Date” has the meaning set forth under “—Change of Control.”

“Commission” means the Securities and Exchange Commission, as from time to time constituted, or if at any time after the execution of the Indenture such Commission is not existing and performing the applicable duties now assigned to it, then the body or bodies performing such duties at such time.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Subsidiary of the Company designed to protect the Company or any of its Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of business of the Company or any of its Subsidiaries and not for speculative purposes.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Receivables Fees, (iii) depreciation, amortization (including, but not limited to, amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred), (v) the amount of any minority interest expense, (vi) litigation costs and expenses for non-ordinary course litigation, (vii) to the extent covered by insurance, expenses with respect to liability or casualty events or business interruptions, and (viii) losses or gains from discontinued operations.

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Subsidiaries including, without limitation, any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been guaranteed by the Company or any Subsidiary, but only to the extent that such interest is actually paid by the Company or any Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Capital Stock of the Company held by Persons other than the Company or a Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, Receivables Fees and amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income:

(i)	any net income (loss) of any Person if such Person is not a Subsidiary, except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Subsidiaries in such Person,

(ii)	any net income (loss) of any Subsidiary that is not a Guarantor if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Subsidiary, directly or indirectly, to the Company by operation of the terms of such Subsidiary’s charter or any agreement, instrument, judgment decree, order, statute or governmental rule or regulation applicable to such Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Existing Notes, the Notes, the Existing Indenture or this Indenture and (z) restrictions in effect on the Issue Date with respect to a Subsidiary and other restrictions with respect to such Subsidiary that taken as a whole are not materially less favorable to the holders of the Notes than such restrictions in effect on the Issue Date), except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Subsidiary during such period to the Company or another Subsidiary (subject, in the case of a dividend that could have been made to another Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Subsidiaries in such Subsidiary,

(iii)	any gain or loss realized upon the sale or other disposition of any asset of the Company or any Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

(iv)	any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Issue Date),

(v)	the cumulative effect of a change in accounting principles,

(vi)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

(vii)	any unrealized gains or losses in respect of Currency Agreements,

(viii)	any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix)	any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x)	all other non-cash expenses, charges or costs (other than depreciation expense and amortization of intangible asset expense but in any event including within this clause (x) any impairment charges or write-down of other assets) and all non-cash gains or credits, in each case, to the extent reducing (or increasing) net income, and

(xi)	to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Subsidiary owing to the Company or any Subsidiary.

“Consolidated Tangible Assets” means, as of any date of determination, the total assets less the total intangible assets (including, without limitation, goodwill), in each case shown on the consolidated balance sheet of the Company and its Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Secured Debt” means, as of any date of determination, the total Indebtedness shown on the consolidated balance sheet of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, that is secured by a Lien.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of:

(i)	(x) Consolidated Secured Debt as of the last day of the most recent fiscal quarter of the Company ending prior to the date of such determination for which consolidated financial statements of the Company are available, less (y) Unrestricted Cash and Cash Equivalents of up to $125.0 million less (z) up to $1.5 billion of Indebtedness then outstanding on such date under any revolving credit facility established under any Credit Facility to

(ii)	the aggregate amount of Consolidated EBITDA of the Company and its Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available; provided, that:

(1)	if since the beginning of the period for which the Consolidated Secured Debt Ratio is being calculated the Company or any Subsidiary has Incurred any Indebtedness

that remains outstanding on such date of determination, then the Consolidated Secured Debt Ratio shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred immediately prior to the last day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2)	if since the beginning of the period for which the Consolidated Secured Debt Ratio is being calculated the Company or any Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), then the Consolidated Secured Debt Ratio shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness as if such Discharge had occurred immediately prior to the last day of such period,

(3)	if since the beginning of the period for which the Consolidated Secured Debt Ratio is being calculated the Company or any Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), then the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period,

(4)	if since the beginning of the period for which the Consolidated Secured Debt Ratio is being calculated the Company or any Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5)	if since the beginning of the period for which the Consolidated Secured Debt Ratio is being calculated any Person who became a Subsidiary was merged or consolidated with or into the Company or any Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Subsidiary during such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof

(including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act.

“Covenant Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Credit Facilities” means one or more of (i) the Senior Credit Facility and (ii) other facilities or arrangements (including pursuant to indentures) designated by the Company, in each case with one or more banks or other institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), note issuances, letters of credit or other Indebtedness, in each case, including all agreements, instruments, indentures, and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks or other institutions or other banks or other institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice of both would be, an Event of Default.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of Change of Control or other similar event described under such terms as a “change of control”) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Capital Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control”), in whole or in part, in each case on or prior to the final Stated Maturity of the notes offered hereby.

“Domestic Subsidiary” means any Subsidiary of the Company other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Offering” has the meaning set forth under “—Redemption—Optional Redemption upon Equity Offerings.”

“Excluded Subsidiaries” means (1) each Finance Subsidiary, (2) each Receivables Entity and (3) each Immaterial Domestic Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Existing Notes” means the Existing Senior Notes due 2021 and the Existing Senior Notes due 2022, in each case, outstanding on the Issue Date.

“Existing Senior Notes due 2021” means the Company’s 4.75% Senior Notes due 2021 outstanding on the Issue Date.

“Existing Senior Notes due 2022” means the Company’s 4.875% Senior Notes due 2022 outstanding on the Issue Date.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Finance Subsidiary” means a Subsidiary that is organized solely for the purpose of owning Indebtedness of the Company and/or other Subsidiaries and issuing securities the proceeds of which are utilized by the Company and/or other Subsidiaries, and which engages only in such activities and activities incident thereto.

“Foreign Subsidiary” means (a) any Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Subsidiary of the Company that has no material assets other than securities of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such securities or Subsidiaries.

“Funded Debt” means all Indebtedness for borrowed money having a maturity date of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months from the date as of which the amount thereof is to be determined but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” means a Parent Guarantee or a Subsidiary Guarantee.

“Guarantor” means a Parent Guarantor or a Subsidiary Guarantor.

“Guarantor Subordinated Obligations” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Guarantee pursuant to a written agreement

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holding” means Graphic Packaging Holding Company, a Delaware corporation, and any successor in interest thereto.

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary that would not be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

“Incur” or “Incurrence” means issue, assume, enter into any guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i)	the principal of indebtedness of such Person for borrowed money,

(ii)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii)	all reimbursement obligations of such Person in respect of letters of credit or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv)	all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v)	all Capitalized Lease Obligations of such Person,

(vi)	the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Capital Stock of such Person or (if such Person is a Subsidiary of the Company other than a Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(vii)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Person,

(viii)	all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix)	to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, (a) any voluntary or involuntary case or proceeding under any bankruptcy law, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to such Person or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Interest Swap Obligations” means the obligations of the Company and the Subsidiaries pursuant to any arrangement with any other Person, whereby, directly or indirectly, the Company or any Subsidiary is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate lock obligations, interest rate swaps, caps, floors, collars and similar agreements.

“Inventory” means goods held for the sale or lease by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Issue Date” means August                     , 2016, the date of initial issuance of the notes.

“Legal Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Management Investors” means the officers, directors, employees and other members of the management of Holding, the Company or any of their respective Subsidiaries, or family members or relatives thereof, or trusts or partnerships for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or Holding.

“Management Stock” means Capital Stock of Holding or the Company (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Officer” means, with respect to the Company or any other obligor upon the notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Holder” means any of the following: (i) any of the Management Investors and their respective affiliates; and (ii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of Holding or the Company.

“Permitted Liens” means the following types of Liens:

(1)	Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(2)	Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)	pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(4)	pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(5)	easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(6)	Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(7)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(8)	Liens securing Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations; provided, however, that (A) the related Purchase Money Obligations (or Refinancing Indebtedness) shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Subsidiary other than the property and assets so acquired (and assets affixed or appurtenant thereto) and (B) the Lien securing the Purchase Money Obligations shall be created within 180 days after such acquisition;

(9)	Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(10)	Leases, subleases, licenses or sublicenses to third parties granted in the ordinary course of business;

(11)	Liens securing (1) Bank Indebtedness in a maximum principal amount at any time outstanding not exceeding in the aggregate an amount equal to the greater of (A) (i) $3,000 million, plus (ii) the Borrowing Base minus (iii) the aggregate principal amount of Indebtedness incurred by a Receivables Subsidiary plus (iv) in the case of any refinancing of any Bank Indebtedness or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (B) the maximum amount such that at the time of incurrence and after giving pro forma effect thereto (including the use of proceeds therefrom), the Consolidated Secured Debt Ratio would not be greater than 3.50:1.00, (2) the Existing Notes (but only to the extent to the notes offered hereby are secured equally and ratably with the Existing Notes) and the notes, (3) Indebtedness of any Subsidiary that is not a Guarantor or (4) Indebtedness or other obligations of any Receivables Entity.

(12)	Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13)	Liens securing Indebtedness of the Company or any Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(14)	Liens securing Indebtedness of the Company or any Subsidiary in respect of the financing of insurance premiums in the ordinary course of business;

(15)	Liens securing Indebtedness and obligations of any Foreign Subsidiary; provided that such Liens shall be limited to the assets of such Foreign Subsidiary and/or other Foreign Subsidiaries;

(16)	any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17)	Liens securing Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(18)	Liens (a) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (b) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (c) on receivables (including related rights), (d) on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (e) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (f) in favor of the Company or a Subsidiary (other than Liens on property or assets of the Company in favor of any Subsidiary that is not a Guarantor) or (g) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business.

(19)	Liens securing Interest Swap Obligations;

(20)	Liens Incurred in connection with a Receivables Financing; and

(21)	Liens securing Indebtedness or other obligations in an aggregate principal amount at any one time outstanding not to exceed 12.5% of Consolidated Tangible Assets, and all other obligations relating thereto.

Indebtedness outstanding under the Senior Credit Agreement on the Issue Date shall be deemed outstanding under clause (11) of the preceding paragraph and not under clause (6) above.

“Receivables Financing” means: (i) any sale or contribution by the Company or a Subsidiary of accounts receivable and related assets intended to be (and which shall be treated for purposes of the Indenture as) a true sale transaction with customary limited recourse based upon the collectability of the receivables and related assets sold and the corresponding sale or pledge of such accounts receivable and related assets (or an interest therein), in each case without any guarantee (excluding guarantees of obligations (other than of collectability of receivables transferred or of Indebtedness) pursuant to representations, warranties, covenants and indemnities customary for such transactions) by the Company or any Subsidiary other than an Accounts Receivable Entity and (ii) any other sale or discount without recourse for credit risk of accounts receivable, notes receivable, drafts or other instruments (and intangibles related thereto) arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, drafts or other instruments in connection with the compromise or collection thereof, including, without limitation, any such sale or discount made in connection with a supply chain arrangement involving the Company and/or any of its Subsidiaries and a buyer of the inventory of the Company or its Subsidiaries or other receivables discount program.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Principal Facility” means any manufacturing or production facility located in the United States (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned, on the Issue Date or thereafter, by the Company or a Domestic Subsidiary, which has a net book value at the date as of which the determination is being made of in excess of 1% of the Consolidated Tangible Assets, other than any such manufacturing or production facility in respect of the foregoing which, in the opinion of the Board of Directors of the Company (evidenced by a board resolution), is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Ratings Event” means the Notes are assigned a credit rating of at least BBB- from S&P and of at least Baa3 from Moody’s.

“Receivable” means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

“Receivables Entity” means (x) any Receivables Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Subsidiary in connection with, any Receivables Financing.

“Receivables Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (b) is designated as a “Receivables Subsidiary” by the Board of Directors.

“Refinance” means in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.

“Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or thereafter Incurred (including Indebtedness of the Company that refinances Indebtedness of any Subsidiary and Indebtedness of any Subsidiary that refinances Indebtedness of another Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) accrued but unpaid interest and fees on the Indebtedness to be refinanced, plus (z) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any direct or indirect sale or transfer (or other arrangement) with any Person or to which any such Person is a party, providing for the leasing to the Company or a Domestic Subsidiary of any Principal Facility that (in the case of a Principal Facility which is a building or equipment) has been in operation, use or commercial production (exclusive of test and start-up periods) by the Company or any Domestic Subsidiary for more than 180 days prior to such sale or transfer, or that (in the case of a Principal Facility that is a parcel of real property not containing a building) has been owned by the Company or any Domestic Subsidiary for more than 180 days prior to such sale or transfer, if such sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease of such Principal Facility to the Company or a Domestic Subsidiary (except (1) a lease for a period not exceeding 36 months made with the intention that the use of the leased Principal Facility by the Company or such Domestic Subsidiary will be discontinued on or before the expiration of such period and (2) a lease between the Company and a Domestic Subsidiary or between Domestic Subsidiaries) but in any event excluding any tax abatement or other transaction by which title to any property or assets of the Company or any Subsidiary is transferred to a governmental or quasi-governmental entity and leased-back to the Company or a Subsidiary, all for the purpose of reducing or eliminating property taxes payable by the Company or such Subsidiary with respect to such property or assets. The creation of any Indebtedness secured by a Lien permitted under the applicable section of the Indenture will not be deemed to create or be considered a Sale and Leaseback Transaction.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Senior Credit Agreement” means the Second Amended and Restated Credit Agreement, effective October 2, 2014 among the Company, certain of its subsidiaries, as Borrowers; Bank of America, N.A. as Administrative Agent, L/C Issuer, Swing Line Lender, Swing Line Euro Tranche Lender and Alternative Currency Funding Fronting Lender; Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (“Rabobank Nederlands”) New York Branch, SunTrust Bank, JPMorgan Chase Bank, N.A. and Citibank, N.A., as Co-Syndication Agents; Compass Bank, as Documentation Agent; the several lenders from time to time parties thereto; and the other parties thereto, and as such agreement may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or other credit agreements or otherwise).

“Senior Credit Facility” means the collective reference to the Senior Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased and/or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Indebtedness” means any Indebtedness of the Company or any Subsidiary other than, in the case of the Company, Subordinated Obligations and, in the case of any Guarantor, Guarantor Subordinated Obligations.

“Significant Domestic Subsidiary” means any Domestic Subsidiary that is a Significant Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the notes pursuant to a written agreement.

“Subsidiary,” with respect to any Person, means (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Subsidiary Guarantee” means any guarantee that may from time to time be entered into by a Subsidiary of the Company pursuant to the covenant described under “—Certain Covenants— Issuance of Future Guarantees.”

“Subsidiary Guarantor” means any Subsidiary of the Company that enters into a Subsidiary Guarantee.

“Surviving Entity” has the meaning set forth under “—Certain Covenants—Merger, Consolidation and Sale of Assets.”

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means, collectively, any or all of the following:

(a)	the entry into the Indenture, the offer and issuance of the Notes, and the provision of the Guarantee by the Parent Guarantor and the Subsidiary Guarantees by the Subsidiary Guarantors;

(b)	the repayment of a portion of the Company’s revolving facility under the Company’s Senior Credit Agreement using the proceeds of the Notes; and

(c)	all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Cash and Cash Equivalents” means cash and Cash Equivalents held by the Company and its Subsidiaries that are not (i) by operation of law, or contractually, restricted from being used to repay general obligations of the Company and its Subsidiaries or (ii) subject to a Lien (other than Permitted Liens).

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences and, in the case of a Non-U.S. Holder (as defined below), certain estate tax consequences with respect to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential U.S. federal income and estate tax consequences of such purchase, ownership and disposition. This summary deals only with holders who will hold the notes as capital assets for U.S. federal income tax purposes and who purchase the notes for cash in this offering at their “issue price” (i.e., the first price at which a substantial amount of notes is sold for cash to investors, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address the U.S. federal income or estate tax consequences to any particular holder of notes and does not deal with persons who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, controlled foreign corporations, passive foreign investment companies, former residents or citizens of the United States, tax-exempt entities, non-U.S. trusts or estates with U.S. beneficiaries, individual retirement and other tax-deferred accounts, dealers in securities or currencies, holders that hold the notes as a position in a hedge, straddle, constructive sale transaction, conversion transaction, “synthetic security” or other integrated transaction for U.S. federal income tax purposes, U.S. Holders (defined below) whose functional currency is not the U.S. dollar and U.S. Holders that hold notes through non-U.S. brokers or other non-U.S. intermediaries. Further, this summary does not discuss any U.S. federal tax consequences other than U.S. federal income tax consequences (such as alternative minimum tax consequences and U.S. federal gift tax consequences) or the tax laws of any state, local or foreign government that may be applicable to the notes.

As used in this prospectus supplement, the term U.S. Holder means a beneficial owner of the notes that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●

a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

As used in this prospectus supplement and except as modified for estate tax purposes, a Non-U.S. Holder is a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. Holder.

If any entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A prospective investor that is a partnership and partners in such partnership should consult their own tax advisors.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive and may affect the tax consequences described herein. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

We urge prospective investors to consult their own tax advisors with respect to the U.S. federal income and estate tax consequences to them of the purchase, ownership and disposition of notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and U.S. federal tax laws.

U.S. Holders

Stated Interest

A U.S. Holder of a note is generally required to include in ordinary income the stated interest payable on the note when received or accrued, in accordance with the holder’s method of tax accounting for U.S. federal income tax purposes.

Disposition

Upon a redemption, sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder will recognize capital gain or loss measured by the difference, if any, between the amount received in exchange therefor (other than the portion received for accrued but unpaid stated interest not previously included in the U.S. Holder’s income, which will be taxable as ordinary income) and such holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to the price paid for such note. Any gain or loss recognized on the redemption, sale, exchange, retirement or other taxable disposition of a note generally will be long-term capital gain or loss if such note is held for more than one year at the time of such disposition. For certain non-corporate U.S. Holders (including individuals), any such long-term capital gain is currently subject to U.S. federal income tax at a reduced rate. The deduction of capital losses is subject to limitation.

Medicare Tax

Certain U.S. Holders who are individuals, estates and trusts are subject to an additional 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” or “undistributed net investment income” (as applicable) for the relevant taxable year (for these purposes, net investment income generally includes interest and gains from sales of notes) and (2) the excess of the U.S. Holder’s “modified adjusted gross income” or “adjusted gross income” (as applicable) for the relevant taxable year over a certain threshold (over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual). U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their purchase, ownership and disposition of notes.

Backup Withholding and Related Information Reporting

Under the Code and applicable Treasury Regulations, a U.S. Holder of a note may be subject to backup withholding (at a rate of 28%) and related information reporting on payments of interest and the proceeds of a sale or other disposition (including a retirement or redemption) unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, provides proof of such exemption; or (2) provides a correct taxpayer identification number, and complies with certain certification procedures. U.S. Holders of notes should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax and may be credited against a U.S. Holder’s federal income tax liability and may entitle such holder to a refund provided that the required information is properly and timely submitted to the IRS.

When required, information will be reported to both U.S. Holders and the IRS regarding the amount of interest paid on the notes and the proceeds from a sale or other disposition of the notes (including a retirement or redemption) in each calendar year as well as the corresponding amount of tax withheld, if any exists. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations, provided that they establish entitlement to an exemption.

Non-U.S. Holders

Payment of Interest

Subject to the discussion of backup withholding and FATCA below, in general, payments of interest received by a Non-U.S. Holder that is not effectively connected income (as described below) will not be subject to U.S. federal income and withholding tax, provided that:

(a)	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(b)	the Non-U.S. Holder is not a controlled foreign corporation related to us, actually or constructively, through sufficient stock ownership;

(c)	the Non-U.S. Holder is not a bank receiving interest on an extension of credit pursuant to a loan arrangement entered into in the ordinary course of its trade or business; and

(d)	either (i) the Non-U.S. Holder certifies it is not a United States person (within the meaning of the Code) by providing a properly completed and executed Form W-8BEN or W-8BEN-E, as applicable (or other applicable form) to the applicable withholding agent, or (ii) a financial institution or other intermediary that holds the note on behalf of the Non-U.S. Holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor or substitute form) and certain other required documentation to the applicable withholding agent,

Payments of interest not exempt from U.S. federal income and withholding tax as described above will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder is entitled to an exemption from or a reduction in withholding under the benefits of an income tax treaty and the Non-U.S. Holder or such Non-U.S. Holder’s agent provides a Form W-8BEN or BEN-E, as applicable (or other applicable form) to the applicable withholding agent demonstrating the exemption or reduction.

Disposition

Subject to the discussion of backup withholding and FATCA below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to any gain recognized on a redemption, sale, exchange, retirement or other taxable disposition of a note unless (1) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to a flat 30% U.S. federal income tax on any gain recognized, which may be offset by certain U.S. source losses (unless an applicable income tax treaty provides otherwise); or (2) such gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business, as described below.

Effectively Connected Income

If interest on or gain from a taxable disposition (including a retirement or redemption) of notes is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. “permanent establishment” or “fixed base” to which the interest or gain is generally attributable), the Non-U.S. Holder will be subject to U.S. federal income tax on the interest or gain on a net income basis in generally the same manner as if it were a U.S. Holder. A foreign corporation may also under certain circumstances be subject to a branch profits tax on its effectively connected earnings and profits, subject to certain adjustments, at a rate of 30% or a lower applicable treaty rate. If income received with respect to the notes is effectively connected income, the U.S. federal withholding tax described above will not apply (assuming an appropriate certification is provided, generally on IRS Form W-8ECI).

Backup Withholding and Related Information Reporting

Backup withholding (at a rate of 28%) and related information reporting requirements do not apply to payments of interest made by us or a Paying Agent to Non-U.S. Holders if the certification described above under “—Non-U.S. Holders—Payment of Interest” is received, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. Holder. Payments of the proceeds from a disposition (including a retirement or redemption) by a Non-U.S. Holder of a note made by or through a foreign office of a broker generally will not be subject to backup withholding and information reporting, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is a United States person; a controlled foreign corporation for U.S. federal income tax purposes; a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or a foreign partnership with certain specified connections to the United States unless, in each case, the certification requirements described above are met or the holder otherwise establishes an exemption, and the broker does not have actual knowledge or reason to know the holder is a United States person. Information reporting and backup withholding generally will apply to a payment of disposition proceeds by a U.S. office of a broker, unless the Non-U.S. Holder certifies its nonresident status or otherwise establishes an exemption. Backup withholding is not an additional tax and may be credited against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is properly and timely submitted to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding, the procedure for obtaining such an exemption, if available, and the filing of a U.S. federal income tax return for claiming a refund of such backup withholding, when applicable.

U.S. Federal Estate Taxes

Subject to applicable estate tax treaty provisions, notes owned (or deemed to be owned) at the time of death by an individual who at the time of death is not a citizen or resident of the United States (as specifically defined for estate tax purposes) will not be included in such individual’s gross estate for U.S. federal estate tax purposes provided that the individual does not directly, indirectly or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote or hold the notes in connection with the conduct of a U.S. trade or business.

FATCA Withholding

Under Sections 1471 through 1474 of the Code, the final Treasury Regulations promulgated thereunder, and subsequent IRS administrative guidance (commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may be imposed on any interest paid on the notes and, after December 31, 2018, payments of the gross proceeds from a disposition of the notes, to a foreign financial institution or a non-financial foreign entity (whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary), unless such foreign financial institution or non-financial foreign entity agrees to comply with certain certification, reporting and withholding obligations (which may include entering into an agreement with the IRS), or otherwise satisfies the requirements of an applicable FATCA intergovernmental agreement. Holders should contact their own tax advisors regarding the particular consequences to them of the application of FATCA.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters listed below has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Rabo Securities USA, Inc.
SunTrust Robinson Humphrey, Inc.
Citigroup Global Markets Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC
Fifth Third Securities, Inc.
Goldman, Sachs & Co.
MUFG Securities Americas Inc.
PNC Capital Markets LLC
Regions Securities LLC
SMBC Nikko Securities America, Inc.
BBVA Securities Inc.

Total	$300,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters may offer and sell the notes through their affiliates.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the public offering of the notes, the public offering price or any other terms of this offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $1,000,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 30 days after the date of this prospectus supplement, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Affiliates of certain of the underwriters who are lenders under our senior secured revolving credit facility will receive at least five percent of the net proceeds of this offering to repay indebtedness owed by us to them. See “Use of Proceeds.” Therefore, such underwriters are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Because of the manner in which the proceeds will be used, the offering will be conducted in accordance with FINRA Rule 5121. FINRA Rule 5121 requires, among other things, that a “qualified independent underwriter” has participated in the preparation of this prospectus supplement and has exercised the usual standards of “due diligence” with respect thereto. Citigroup Global Markets Inc. has agreed to act as qualified independent underwriter for the offering and to undertake the legal responsibilities and liabilities of acting as the qualified independent underwriter in this offering. No underwriter having a conflict of interest under FINRA Rule 5121 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder. We have agreed to indemnify Citigroup Global Markets Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

In addition, the underwriters may receive reimbursement of fees and disbursements of counsel up to $         in connection with the review and qualification of the offering by FINRA.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates that have a lending relationship with us may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In addition, affiliates of the underwriters act as lenders and/or as agents under our senior credit facilities, including our revolving credit facility. In connection with this offering, we are using the net proceeds of the notes offered hereby to repay a portion of the outstanding borrowings under the U.S. Dollar portion of our senior secured revolving credit facility under our senior credit facilities, and therefore, such underwriters or their affiliates may receive a portion of the proceeds of the offering of the notes.

European Economic Area

In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representative has authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the representative to publish a prospectus for such offer.

For the purpose of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the each Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers in the provinces of Alberta, British Columbia, New Brunswick, Nova Scotia, Ontario, Prince Edward Island and Quebec purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the notes offered and sold in this offering will be passed upon for us by Alston & Bird LLP. Alston & Bird LLP has, from time to time, represented, currently represents, and may continue to represent, some or all of the underwriters in connection with various legal matters. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

EXPERTS

The consolidated financial statements of Graphic Packaging Holding Company appearing in Graphic Packaging Holding Company’s Annual Report (Form 10-K) for the year ended December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

GPHC files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. GPHC’s SEC filings are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov. You may also retrieve GPHC’s SEC filings at our Internet website at www.graphicpkg.com. The information contained on our website is not a part of this prospectus supplement.

We are “incorporating by reference” information into this prospectus supplement. This means that we are disclosing important information by referring to another document separately filed with the SEC. This information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

●	Annual Report on Form 10-K of GPHC for the year ended December 31, 2015;

●	the information responsive to Part III of Form 10-K for the year ended December 31, 2015 provided in our Proxy Statement on Schedule 14A filed on April 1, 2016;

●	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016; and

●	Current Report on Form 8-K of GPHC filed on May 26, 2016.

We also incorporate by reference into this prospectus supplement any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to the SEC, unless specifically stated otherwise) after the date of this prospectus supplement and before the end of the offering of the securities pursuant to this prospectus supplement or the offering is otherwise terminated.

PROSPECTUS

GRAPHIC PACKAGING HOLDING COMPANY

Common Stock, Preferred Stock, Debt Securities, Guarantees of Debt Securities, Warrants, Purchase Contracts and Units

GRAPHIC PACKAGING INTERNATIONAL, INC.

Debt Securities Guaranteed by Graphic Packaging Holding Company and Guarantees of Debt Securities

From time to time, we or selling stockholders may offer to sell the following securities:

Graphic Packaging Holding Company

Graphic Packaging Holding Company may offer and sell the following securities:

•	common stock;

•	preferred stock;

•	debt securities;

•	guarantees of debt securities;

•	warrants to purchase common stock, preferred stock or debt securities;

•	purchase contracts; or

•	units.

Graphic Packaging International, Inc.

Graphic Packaging International, Inc. may offer and sell the following securities:

•	debt securities guaranteed by Graphic Packaging Holding Company; or

•	guarantees of debt securities.

The Co-Registrants listed in the Table of Additional Registrants may offer and sell the following securities:

•	Guarantees of debt securities issued by Graphic Packaging Holding Company or Graphic Packaging International, Inc.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. Supplements to this prospectus will describe the terms of any offering of these securities, including any underwriting arrangements. See “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange under the trading symbol “GPK.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 28, 2014.

We include cross references to captions elsewhere in this prospectus where you can find related additional information. The following table of contents tells you where to find these captions.

In this prospectus, except as otherwise indicated, the terms “Company,” “we,” “us” or “our” mean Graphic Packaging Holding Company and all entities included in our consolidated financial statements. “GPHC” refers to Graphic Packaging Holding Company, “GPC” refers to Graphic Packaging Corporation, and “GPII” refers to Graphic Packaging International, Inc.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

You may obtain from the SEC, through the SEC’s website or at the SEC’s offices mentioned in the following paragraph, a copy of the registration statement, including exhibits, that we have filed with the SEC to register the securities offered under this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement on Form S-3. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our corporate website at www.graphicpkg.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus have been issued as described in this prospectus (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules):

•

our Annual Report on Form 10-K for the year ended December 31, 2013, including portions of our proxy statement for the 2014 annual meeting of stockholders to the extent specifically incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q filed on April 24, 2014 and July 24, 2014;

•	our Current Reports on Form 8-K filed on February 18, 2014, March 3, 2014, May 22, 2014, May 23, 2014, June 2, 2014, June 4, 2014 and July 2, 2014; and

•

the description of our common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on March 10, 2008 and any amendment or report filed for the purpose of updating that description.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: Office of the Secretary, Graphic Packaging Holding Company, 1500 Riveredge Parkway, Atlanta, Georgia 30328; telephone: (770) 240-7200.

You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and any information about the terms of securities offered conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements we have made in this prospectus or in documents incorporated by reference herein which are not current or historical facts are “forward-looking statements.” Forward-looking statements use terms such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “preliminary,” “will,” “should,” “seeks,” “pro forma” or similar expressions in connection with any disclosure of future operating or financial performance. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and its present expectations.

The discussions in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which we refer to as our 2013 10-K, and as updated in our future filings with the SEC, highlight some of the more important risks identified by our management, but should not be assumed to be the only factors that could affect future performance. Other factors that could cause the actual results of our operations or our financial condition to differ from those expressed or implied in these forward-looking statements include, but are not limited to, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, our ability to implement our business strategies, including productivity initiatives and cost reduction plans, our debt level, currency movements and other risks of conducting business internationally, our ability to successfully identify and integrate acquired businesses and achieve anticipated synergies from such acquisitions, and the impact of regulatory and litigation matters, including those that could impact our ability to utilize our net operating losses to offset taxable income and those that impact our ability to protect and use our intellectual property, and other factors described in our filings with the SEC.

Except to the extent required by the federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures. Certain risk factors are detailed from time to time in our various public filings. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the SEC.

OUR COMPANY

We are committed to providing consumer packaging that makes a world of difference. We are a leading provider of packaging solutions to food, beverage and other consumer products companies. We are the largest U.S. producer of folding cartons and hold leading market positions in coated unbleached kraft paperboard and coated-recycled paperboard.

Our customers include many of the world’s most widely recognized companies and brands with prominent market positions in the beverage, food and other consumer products industries. We strive to provide our customers with packaging solutions designed to deliver marketing and performance benefits at a competitive cost by capitalizing on our low-cost paperboard mills and converting plants, proprietary carton and packaging designs, and our commitment to quality and service.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our 2013 10-K, which is incorporated by reference herein. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities will be used for general corporate purposes, including:

•	repayment of short-term or long-term borrowings;

•	acquisitions of or investments in businesses or assets;

•	working capital; or

•	capital expenditures.

Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the five fiscal years ended December 31, 2013 and for the six months ended June 30, 2014 are set forth below:

	6 Months Ended June 30,	Year Ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges (1)(2)	(3)	2.8x	2.6x	1.3x	1.2x	1.4x

(1)

For purposes of calculating this ratio, “earnings” consists of income from continuing operations before income taxes and income from equity affiliates plus (a) fixed charges minus interest capitalized during the period, (b) distributed income from equity affiliates and (c) amortization of previously capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of discount on indebtedness and an appropriate portion of rental expense representative of the interest factor.

(2)

Currently, we have no shares of preferred stock outstanding and thus have not paid any dividends on preferred stock in the periods presented. Therefore, the ratio of earnings to combined fixed charges and preference dividends is not different from the ratio of earnings to fixed charges.

(3)	Earnings for the six months ended June 30, 2014 were inadequate to cover fixed charges by $14.7 million.

DESCRIPTION OF CAPITAL STOCK

Overview

Our restated certificate of incorporation authorizes 1 billion shares of common stock, par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share. Approximately 327,020,678 shares of our common stock are issued and outstanding as of July 23, 2014, and no shares of preferred stock are issued and outstanding.

The following descriptions of our capital stock and provisions of our restated certificate of incorporation and amended and restated by-laws are summaries of their material terms and provisions and are qualified by reference to the complete text of our certificate of incorporation and by-laws, which are incorporated by reference in their entirety and filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to the preferences and rights of any shares of preferred stock. In the event of our liquidation, dissolution or winding-up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of debts and liabilities and subject to the preferences and rights of any shares of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights and privileges of holders of our common stock will be subject to any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

Our certificate of incorporation provides that our board of directors has the authority, without further vote or action by our stockholders, to issue up to 100 million shares of preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including but not limited to, dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of common stock.

Our certificate of incorporation authorizes shares of preferred stock that may be designated Series A junior participating preferred stock in connection with our stockholder rights plan. See “— Stockholder Rights Plan” below.

Change of Control Related Provisions

A number of provisions in our certificate of incorporation and by-laws and under the Delaware General Corporation Law, or DGCL, may make it more difficult for third parties to acquire control of us. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by our board of directors, but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

•	discourage some types of transactions that may involve an actual or threatened change in control;

•	discourage certain tactics that may be used in proxy fights;

•	enhance the likelihood of continuity and stability in the composition of our board of directors;

•	ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

•	encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Common Stock

There are currently outstanding approximately 327,020,678 shares of our authorized common stock. The remaining shares of authorized and unissued common stock are available for future issuance without additional stockholder approval, except as may be required by the rules or regulations of the New York Stock Exchange (“NYSE”) or other stock exchange on which our common stock may be listed. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Unissued Shares of Preferred Stock

Our certificate of incorporation grants our board of directors the authority, without any further vote or action by our stockholders, except as may be required by the rules or regulations of the NYSE or other stock exchange on which our common stock may be listed, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including but not limited to, dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Classified Board of Directors, Vacancies and Removal of Directors

Our certificate of incorporation and by-laws provide that our board of directors is divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered board structure. Under the DGCL, for companies like us with a classified board of directors, stockholders may remove directors only for cause. Vacancies (including a vacancy created by increasing the size of the board) in our board of directors may only be filled by a majority vote of our directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Our certificate of incorporation and by-laws provide that the number of directors will be fixed and increased or decreased from time to time solely by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our board of directors that would effect a change of control.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent

Our by-laws provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to us not fewer than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. In addition, under the provisions of both our certificate of incorporation and by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called annual or special meeting. A special meeting may only be called by our board of directors. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Business Combination under Delaware Law

We are subject to Section 203 of the DGCL. Subject to specified exceptions, Section 203, as currently in effect, prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	before that date, the board of directors approved either the business combination or the transaction in which such stockholder became an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•

on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the corporation’s outstanding voting stock which is not owned by the interested stockholder.

A “business combination”, as further defined by the DGCL, includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Except as otherwise described in the DGCL, an “interested stockholder” is defined to include (1) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the date of determination, and (2) the affiliates and associates of any such person.

Limitation of Liability of Directors

Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the DGCL. As currently enacted, the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed in the DGCL applies. The inclusion of this provision in our certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against our directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as an injunction or rescission of a transaction based upon a director’s breach of his or her fiduciary duties.

The DGCL provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, actually and reasonably incurred in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies to actions brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Our certificate of incorporation and, with regard to our officers, our by-laws provide that we will indemnify our current and former directors, as well as any person who has agreed to become a director, and officers to the fullest extent permitted by the DGCL. Under these provisions and subject to the DGCL, we are required to indemnify our directors and officers for all judgments, fines, settlements, liabilities, losses, ERISA excise taxes or penalties, legal fees and other expenses actually and reasonably incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with us or another entity that the director or officer serves as a director, officer, employee or agent at our request, subject to various conditions, and to advance funds to our directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have met the applicable standard of conduct required by Delaware law to be indemnified.

Unless otherwise ordered by a court, any indemnification of a present or former director, officer or employee of the Company shall be made by us (and may be made by us in the case of an agent) upon a determination that indemnification of such person is proper because he or she has met the applicable standard of conduct required by Delaware law to be indemnified. With respect to a person who is a director or officer at the time of such determination, such determination shall be made: (i) by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum, (ii) a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) by independent legal counsel in a written opinion if there are no such directors or if such directors so direct, or (iv) by our stockholders. The by-laws also specifically authorize us to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another entity, against certain liabilities.

Supermajority Voting Requirement for Amendment of Certain Provisions of Our Certificate of Incorporation and By-Laws

The provisions of our certificate of incorporation governing, among other things, our classified board of directors, the liability of directors and the elimination of the ability of stockholders to act by written consent, may not be amended, altered or repealed unless the amendment is approved by the vote of holders of 75% of the combined voting power of the then outstanding shares entitled to vote thereon. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the DGCL for the repeal or amendment of provisions of the certificate of incorporation. Our by-laws may be amended by the board of directors or by the vote of holders of 75% of the combined voting power of the then outstanding shares entitled to vote thereon. These provisions make it more difficult for any person to remove or amend any provisions that may have an anti-takeover effect.

Stockholder Rights Plan

We have adopted a stockholder rights plan under which each outstanding share of our common stock will be coupled with a stock purchase right. The description and terms of the rights can be found in a rights agreement between us and Wells Fargo Bank, N.A., as the rights agent. The following is a summary of the material provisions of the rights plan. This summary is qualified in its entirety by reference to the rights plan, which is attached as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference in its entirety. This summary may not contain all of the information about the rights plan which is important to you, and we encourage you to read the rights plan in its entirety.

The rights are currently attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. The rights are transferable only with the common stock until a distribution date (as described below). Each right entitles the holder to purchase one one-thousandth of a share of our Series A junior participating preferred stock at an exercise price of $20.00, subject to adjustment. Each one one-thousandth of a share of Series A junior participating preferred stock will have economic and voting terms approximately equivalent to one share of our common stock. Until it is exercised, the right itself will not entitle the holder of the right to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings.

The rights are not exercisable until the distribution date and will expire at the close of business on March 10, 2018, unless earlier redeemed or exchanged by us. As soon as practicable after the distribution date, we would issue separate certificates representing the rights which would trade separately from the shares of our common stock. A distribution date would generally occur upon the earlier of:

•

the tenth day after the first public announcement by or communication to us that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired beneficial ownership of 15% or more of our outstanding common stock (the date of such announcement or communication is referred to as the stock acquisition time); or

•

the tenth business day after the commencement or first public announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

However, an acquiring person will not include us, any of our subsidiaries, any of our employee benefit plans or any person or entity acting under our employee benefit plans.

If any person becomes an acquiring person, each right will represent, instead of the right to acquire one one-thousandth of a share of Series A junior participating preferred stock, the right to receive upon exercise a number of shares of common stock having a value equal to two times the purchase price of the right, subject to certain exceptions. All rights that are beneficially owned by an acquiring person or its transferee will become null and void.

If at any time after a public announcement has been made or we have received notice that a person has become an acquiring person and:

•	We are acquired in a merger or other business combination and we are not the surviving corporation; or

•	50% or more of our assets, cash flow or earning power (taken as a whole with our subsidiaries) is sold or transferred;

each right, except rights that previously have been voided as described above, will represent the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

At any time until the earlier of (1) the time we become aware that a person has become an acquiring person or (2) March 10, 2018, we may redeem all the rights at a price of $0.001 per right. At any time after a person has become an acquiring person and before the acquisition by such person and its affiliates of 50% or more of the outstanding shares of our common stock, we may exchange the rights, in whole or in part, at an exchange ratio of one share of common stock per right.

The purchase price of the rights, the number of thousandths of a share of Series A junior participating preferred stock and the amount of common stock, cash or other securities or property issuable upon exercise of, or exchange for, the rights, and the number of such rights outstanding, are subject to adjustment from time to time to prevent dilution. Except as provided in the rights agreement, no adjustment in the purchase price or the number of shares of Series A junior participating preferred stock issuable upon exercise of a right will be required until the cumulative adjustment would require an increase or decrease of at least 1% in the purchase price or number of shares for which a right is exercisable.

Before the time that a person or group becomes an acquiring person, and subject to specified limitations, the rights agreement may be supplemented or amended by us and the rights agent, without the approval of the holders of the rights.

The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair our ability to represent stockholder interests. The rights will not prevent a takeover of us. However, the provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and/or may be favored by a majority of our stockholders.

Listing

Our common stock is listed on the NYSE under the ticker symbol “GPK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

DESCRIPTION OF THE DEBT SECURITIES

General

The following description of the terms of our senior debt securities and subordinated debt securities (together, the “debt securities”) sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Unless otherwise noted, the general terms and provisions of our debt securities discussed below apply to both our senior debt securities and our subordinated debt securities. Our debt securities may be issued from time to time in one or more series. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in the prospectus supplement relating to that series.

Debt securities may be issued either by GPHC or GPII. When describing any debt securities, references to “we”, “us” and “our” refer to the issuer of those debt securities.

The senior debt securities will be issued under an indenture between us and U.S. Bank National Association, as Senior Indenture Trustee (the “senior indenture”). The subordinated debt securities will be issued under an indenture between us and U.S. Bank National Association, as Subordinated Indenture Trustee (the “subordinated indenture” and, together with the senior indenture, the “indentures”). The Senior Indenture Trustee and the Subordinated Indenture Trustee are both referred to, individually, as the “Trustee.” The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “— Ranking and Subordination — Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the indentures, which describe completely the terms and definitions summarized below and contain additional information regarding the debt securities. Any reference to particular sections or defined terms of the indentures in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

The indentures will not limit the amount of debt securities that may be issued under the applicable indenture, and debt securities may be issued under the applicable indenture up to the aggregate principal amount that may be authorized from time to time by us. Any such limit applicable to a particular series will be specified in the prospectus supplement relating to that series.

The prospectus supplement relating to any series of debt securities in respect of which this prospectus is being delivered will contain the following terms, among others, for each such series of debt securities:

•	the designation and issue date of the debt securities;

•	the date or dates on which the principal amount of the debt securities is payable;

•

the rate or rates (or manner of calculation thereof), if any, per annum at which the debt securities will bear interest, if any, the date or dates from which interest will accrue and the interest payment date or dates for the debt securities;

•	any limit upon the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable indenture;

•

the period or periods within which, the redemption price or prices or the repayment price or prices, as the case may be, at which, and the terms and conditions upon which, the debt securities may be redeemed at the issuing company’s option or the option of the holder of such debt securities;

•

the obligation, if any, of the issuing company to purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

•

in the case of debt securities issued by GPHC, provisions, if any, with regard to the conversion or exchange of the debt securities, at the option of the holders of such debt securities or GPHC, as the case may be, for or into new securities of a different series, GPHC’s common stock or other securities;

•

if other than U.S. dollars, the currency or currencies or units based on or related to currencies in which the debt securities will be denominated and in which payments of principal of, and any premium and interest on, such debt securities shall or may be payable;

•

if the principal of (and premium, if any) or interest, if any, on the debt securities are to be payable, at the election of the issuing company or a holder of such debt securities, in a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

•

if the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index based on a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the manner in which such amounts shall be determined;

•

provisions, if any, related to the exchange of the debt securities, at the option of the holders of such debt securities, for other securities of the same series of the same aggregate principal amount or of a different authorized series or different authorized denomination or denominations, or both;

•

the portion of the principal amount of the debt securities, if other than the principal amount thereof, which shall be payable upon declaration of acceleration of the maturity thereof as more fully described under the section “— Events of Default, Notice and Waiver” below;

•	whether the debt securities will be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities;

•	if the debt securities will be guaranteed, the terms and conditions of such guarantees and provisions for the accession of the guarantors to certain obligations under the applicable indenture;

•	with respect to subordinated debt securities only, the amendment or modification of the subordination provisions in the subordinated indenture with respect to the debt securities; and

•	any other specific terms.

We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing holders of securities of that series.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement relating to such series of debt securities will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own tax and financial advisors on these important matters.

Unless we specify otherwise in the applicable prospectus supplement relating to such series of debt securities, the covenants contained in the indentures will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Unless otherwise set forth in the prospectus supplement relating to such series of debt securities, on each interest payment date, interest on outstanding debt securities will be paid to holders of record on the date that is 15 days prior to the date such interest is to be paid or, if not a business day, the next preceding business day. Unless otherwise specified in the prospectus supplement, debt securities will be issued in fully registered form only. Unless otherwise specified in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the Trustee in New York, New York. The debt securities may be presented for transfer or exchange at such office unless otherwise specified in the prospectus supplement, subject to the limitations provided in the applicable indenture, without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Guarantees

The payment obligations of GPHC under any series of debt securities may be guaranteed by one or more of GPHC’s direct or indirect subsidiaries, including GPC, GPII or by other persons. The payment obligations of GPII under any series of debt security will be guaranteed fully and unconditionally by GPHC, and may be guaranteed by one or more of GPHC’s other direct or indirect subsidiaries or by other persons. If a series of debt securities is so guaranteed, the guarantors will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee.

The obligations of each guarantor under its guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other guarantor in respect to its obligations under its guarantee.

Ranking and Subordination

General

The subordinated debt securities and the related guarantees will effectively rank junior in right of payment to any of our or the guarantors’ current and future secured obligations to the extent of the value of the assets securing such obligations. The debt securities and the guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of our non-guarantor subsidiaries. Unless otherwise set forth in the prospectus supplement relating to such series of debt securities, the indentures will not limit the amount of unsecured indebtedness or other liabilities that can be incurred by our non-guarantor subsidiaries.

Furthermore, GPHC is a holding company with no material business operations. GPHC’s ability to service its indebtedness and other obligations is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment to GPHC of such earnings or cash flows. In addition, certain indebtedness of GPHC’s subsidiaries contains, and future agreements relating to any indebtedness of its subsidiaries may contain, significant restrictions on the ability of its subsidiaries to pay dividends or otherwise make distributions to GPHC.

Ranking of Debt Securities

The senior debt securities described in this prospectus will be unsecured, senior obligations of the issuing company and will rank equally with the issuing company’s other unsecured and unsubordinated obligations. Any guarantees of the senior debt securities will be unsecured and senior obligations of each of the guarantors, and will rank equally with all other unsecured and unsubordinated obligations of such guarantors. The subordinated debt securities will be unsecured, subordinated obligations and any guarantees of the subordinated debt securities will be unsecured and subordinated obligations of each of the guarantors.

Subordination

If issued, the indebtedness evidenced by the subordinated debt securities will be subordinate to the prior payment in full of all our Senior Indebtedness (as defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The subordination provisions also apply in the same way to each guarantor with respect to the Senior Indebtedness of such guarantor.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•

all of the indebtedness of that person for borrowed money, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other similar instruments sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above, in each case, that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours or any guarantor to which we and the guarantors are a party, including the guarantors’ guarantees of our debt securities and other indebtedness for borrowed money, constitute Senior Indebtedness for purposes of the subordinated indenture.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be adversely affected thereby.

Consolidation, Merger, Conveyance or Transfer on Certain Terms

Except as described in the applicable prospectus supplement relating to such debt securities, we will not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, unless:

(1)

the entity formed by such consolidation or into which we are merged or the entity that acquires by conveyance or transfer our properties and assets substantially as an entirety shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the applicable indenture (as supplemented from time to time) on our part to be performed or observed;

(2)

immediately after giving effect to such transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(3)

we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the requirements set forth in paragraphs (1) and (2) above and that all conditions precedent relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of our properties and assets substantially as an entirety as set forth above, the successor person formed by such consolidation or into which we are merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of ours under the applicable indenture with the same effect as if such successor had been named in the applicable indenture. In the event of any such conveyance or transfer, we, as the predecessor, shall be discharged from all obligations and covenants under the applicable indenture and the debt securities issued under such indenture and may be dissolved, wound up or liquidated at any time thereafter.

Certain Covenants

Any covenants pertaining to a series of debt securities will be set forth in a prospectus supplement relating to such series of debt securities.

Except as described in the prospectus and any applicable prospectus supplement relating to such series of debt securities, the indentures and the debt securities do not contain any covenants or other provisions designed to afford holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving us.

Certain Definitions

The following are certain of the terms defined in the indentures:

“GAAP” means generally accepted accounting principles as such principles are in effect in the United States as of the date of the applicable indenture.

“Significant Subsidiary” means any Subsidiary which would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933 (the “Securities Act”), as in effect on the date of the applicable indenture.

“Subsidiary” means, with respect to any person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such person, and any partnership, association, joint venture or other entity in which such person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

Optional Redemption

Unless we specify otherwise in the applicable prospectus supplement, we may redeem any of the debt securities as a whole at any time or in part from time to time, at our option, on at least 15 days, but not more than 45 days, prior notice mailed to the registered address of each holder of the debt securities to be redeemed, at respective redemption prices equal to the greater of:

•	100% of the principal amount of the debt securities to be redeemed, and

•

the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the redemption date, on a semi-annual basis, assuming a 360 day year consisting of twelve 30 day months, at the Treasury Rate, as defined below, plus the number, if any, of basis points specified in the applicable prospectus supplement;

plus, in each case, accrued interest to the date of redemption that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means, with respect to the debt securities, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the debt securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date for the debt securities: (1) the average of two Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or (2) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the Trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Reference Treasury Dealer” means four primary U.S. Government securities dealers to be selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each debt security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such debt security, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the debt securities: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury debt securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the debt securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption, unless we default in the payment of the Redemption Price, and accrued interest. On or before the redemption date, we shall deposit with a paying agent, or the applicable Trustee, money sufficient to pay the Redemption Price of and accrued interest on the debt securities to be redeemed on such date. If we elect to redeem less than all of the debt securities of a series, then the Trustee will select the particular debt securities of such series to be redeemed in a manner it deems appropriate and fair.

Defeasance

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, each indenture will provide that we, at our option,

(a)

will be discharged from any and all obligations in respect of any series of debt securities (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust), or

(b)

need not comply with any restrictive covenants described in a prospectus supplement relating to such series of debt securities, the guarantors will be released from the guarantees and certain Events of Default (other than those arising out of the failure to pay interest or principal on the debt securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of debt securities, in each case, if we deposit with the Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (a) above, accompanied by a ruling to such effect received from or published by the U.S. Internal Revenue Service.

In addition, we are required to deliver to the Trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.

Events of Default, Notice and Waiver

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, each indenture will provide that, if an Event of Default specified therein with respect to any series of debt securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the holders of 33-1/3% in aggregate principal amount of the outstanding debt securities of such series (or 33-1/3% in aggregate principal amount of all outstanding debt securities under such indenture, in the case of certain Events of Default affecting all series of debt securities issued under such indenture) may declare the principal of all the debt securities of such series to be due and payable.

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, an “Event of Default” in respect of any series will be defined in the indentures as being any one of the following events:

•	default for 30 days in payment of any interest installment with respect to such series;

•

default in payment of principal of, or premium, if any, on, or any sinking or purchase fund or analogous obligation with respect to, debt securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;

•

default for 90 days after written notice to us by the Trustee thereunder or by holders of 33 1⁄3% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series; and

•

certain events of bankruptcy, insolvency and reorganization with respect to us or any Significant Subsidiary of ours which is organized under the laws of the United States or any political sub-division thereof or the entry of an order ordering the winding up or liquidation of our affairs.

Each indenture will provide that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the debt securities of any series issued under such indenture, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the debt securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

Each indenture will contain provisions entitling the Trustee under such indenture, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the holders of the debt securities before proceeding to exercise any right or power under the applicable indenture at the request of holders of such debt securities.

Each indenture will provide that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under such indenture may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions.

Except as otherwise set forth in the prospectus supplement relating to the debt securities, in certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the senior debt securities of such series or payment of any sinking or purchase fund or analogous obligations with respect to such senior debt securities.

Each indenture will include a covenant that we will file annually with the Trustee a certificate of no default or specifying any default that exists.

Modification of the Indentures

Except as set forth in the prospectus supplement relating to the debt securities, we and the Trustee may, without the consent of the holders of the debt securities issued under the indenture governing such debt securities, enter into indentures supplemental to the applicable indenture for, among others, one or more of the following purposes:

(1)

to evidence the succession of another person to us or to a guarantor, if any, and the assumption by such successor of our or the guarantor’s obligations under the applicable indenture and the debt securities of any series;

(2)

to add to our covenants or those of any guarantor, if any, or to surrender any of our rights or powers or those of any guarantor for the benefit of the holders of debt securities of any or all series issued under such indenture;

(3)

to cure any ambiguity, to correct or supplement any provision in the applicable indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under such indenture;

(4)

to add to the applicable indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended (the “TIA”), excluding the provisions referred to in Section 316(a)(2) of the TIA as in effect at the date as of which the applicable indenture was executed or any corresponding provision in any similar federal statute hereafter enacted;

(5)

to establish the form or terms of any series of debt securities to be issued under the applicable indenture, to provide for the issuance of any series of debt securities and/or to add to the rights of the holders of debt securities;

(6)

to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of debt securities or to add or change any of the provisions of the applicable indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the applicable indenture;

(7)	to provide any additional Events of Default;

(8)

to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain federal tax purposes;

(9)	to provide for the terms and conditions of converting those debt securities that are convertible into common stock or another such similar security;

(10)	to secure any series of debt securities;

(11)	to add guarantees in respect of any series or all of the debt securities;

(12)	to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the applicable indenture or any supplemental indenture under the TIA; and

(13)	to make any other change that does not adversely affect the rights of the holders of the debt securities.

No supplemental indenture for the purpose identified in clauses (2), (3) or (5) above may be entered into if to do so would adversely affect the rights of the holders of debt securities of any series issued under the same indenture in any material respect.

Except as set forth in the prospectus supplement relating to such series of debt securities, each indenture will contain provisions permitting us and the Trustee under such indenture, with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture to be affected voting as a single class, to execute supplemental indentures for the purpose of adding any provisions to or changing or eliminating any of the provisions of the applicable indenture or modifying the rights of the holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the holders of affected debt securities, among other things:

•

change the maturity of the principal of, or the maturity of any premium on, or any installment of interest on, any such debt security, or reduce the principal amount or the interest or any premium of any such debt securities, or change the method of computing the amount of principal or interest on any such debt securities on any date or change any place of payment where, or the currency in which, any debt securities or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity of principal or premium, as the case may be;

•

reduce the percentage in principal amount of any such debt securities the consent of whose holders is required for any supplemental indenture, waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

•

modify any of the provisions of the applicable indenture related to (i) the requirement that the holders of debt securities issued under such indenture consent to certain amendments of the applicable indenture, (ii) the waiver of past defaults and (iii) the waiver of certain covenants, except to increase the percentage of holders required to make such amendments or grant such waivers; or

•

impair or adversely affect the right of any holder to institute suit for the enforcement of any payment on, or with respect to, such senior debt securities on or after the maturity of such debt securities.

In addition, the subordinated indenture will provide that we may not make any change in the terms of the subordination of the subordinated debt securities of any series in a manner adverse in any material respect to the holders of any series of subordinated debt securities without the consent of each holder of subordinated debt securities that would be adversely affected.

The Trustee

U.S. Bank National Association is the Trustee under each indenture. The Trustee and its affiliates may also provide banking, trustee and other services for, and transact other banking business with, us in the normal course of business.

Governing Law

The indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

We may issue debt securities through global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If we do issue global securities, the following procedures will apply.

We will deposit global securities with the depositary identified in the prospectus supplement. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account holders are known as “participants.” The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

We and the Trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.

Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of the participants.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

DESCRIPTION OF THE WARRANTS

The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of common stock, preferred stock, or debt securities. Warrants may be issued independently or together with common stock, preferred stock, or debt securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:

•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution or adjustment provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of common stock warrants, preferred stock warrants or depositary share warrants will describe the terms of such warrants, including the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the offered securities purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF THE PURCHASE CONTRACTS

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of senior debt securities, subordinated debt securities, shares of common stock or preferred stock, government securities, or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement related to any particular purchase contracts will describe, among other things, the material terms of the purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion, if appropriate, of any special United States federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF THE UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any prospectus supplement related to any particular units will describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if appropriate, any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

SELLING STOCKHOLDERS

We may register shares of common stock covered by this prospectus for re-offers and resales by any selling stockholders named in a prospectus supplement filed with the Commission. We may register these shares to permit selling stockholders to resell their shares when they deem appropriate. Selling stockholders may resell all, a portion or none of their shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. We will provide you with a prospectus supplement naming the selling stockholder(s), the amount of securities to be registered and sold and any other terms of the securities being sold by the selling stockholder(s).

PLAN OF DISTRIBUTION

We or the selling stockholders may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

In addition, we may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We may also enter into hedging transactions with respect to our securities.

Any selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Shares of common stock may also be exchanged for satisfaction of the selling stockholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any other offering expenses;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us or the selling stockholders in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The selling stockholders might not sell any shares of common stock under this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by selling stockholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. In all cases, these purchasers must be approved by us. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

Alston & Bird LLP will pass upon the validity of any securities we offer by this prospectus and any prospectus supplement. If the validity of any securities is also passed upon by counsel for underwriters participating in an offering of securities offered by this prospectus and any prospectus supplement, the underwriters’ counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Graphic Packaging Holding Company appearing in Graphic Packaging Holding Company’s Annual Report (Form 10-K) for the year ended December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$300,000,000

    % Senior Notes due 2024

P R O S P E C T U S    S U P P L E M  E N T

Joint Book-Running Managers

BofA Merrill Lynch

J.P. Morgan

Rabo Securities

SunTrust Robinson Humphrey

Citigroup

TD Securities

Wells Fargo Securities

Co-Managers

Fifth Third Securities

Goldman, Sachs & Co.

MUFG

PNC Capital Markets LLC

Regions Securities LLC

SMBC Nikko

BBVA

                     , 2016